As filed with the Securities and Exchange Commission on January 11, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRANSMERIDIAN EXPLORATION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	76-0644935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

(281) 999-9091

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicolas J. Evanoff

Vice President, General Counsel and Secretary

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

(281) 999-9091

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James L. Rice III

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana, 44th Floor

Houston, Texas 77002-5200

(713) 220-5800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by the selling securityholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
15% Senior Redeemable Convertible Preferred Stock, par value $0.0006 per share………………………………	440,000 shares	$100	$44,000,000(1)	$4,708
Common Stock, par value $0.0006 per share ……………	(2)	(3)	(3)	(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

(2)	There are being registered hereunder an indeterminate number of shares of our common stock issuable upon conversion of the 15% Senior Redeemable Convertible Preferred Stock. Initially, approximately 9,777,778 shares of our common stock (subject to the “rounding” provisions governing the 15% Senior Redeemable Convertible Preferred Stock) are issuable upon conversion of the 15% Senior Redeemable Convertible Preferred Stock. Each share of the 15% Senior Redeemable Convertible Preferred Stock is convertible into approximately 22.2222 shares of our common stock based on an initial conversion price of $4.50 per share of our common stock, subject to adjustment under certain circumstances. Pursuant to Rule 416 under the Securities Act of 1933, as amended, such number of shares of our common stock registered hereby shall include an indeterminate number of shares of our common stock that may be issued in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment in the number of shares of our common stock issuable upon conversion or the conversion price, as provided in the certificate of designations governing the 15% Senior Redeemable Convertible Preferred Stock.

(3)	The shares of our common stock issuable upon conversion of the 15% Senior Redeemable Convertible Preferred Stock will be issued for no additional consideration and, therefore, no additional registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 11, 2007

PROSPECTUS

440,000 shares of 15% Senior Redeemable Convertible Preferred Stock

(Liquidation Preference $100 per Share)

Shares of Common Stock Issuable Upon Conversion of the Preferred Stock

This prospectus relates to resales or other dispositions of up to 440,000 shares of our 15% senior redeemable convertible preferred stock and the shares of our common stock issuable upon conversion of the redeemable convertible preferred stock by the securityholders identified in the “Selling Securityholders” section of this prospectus. The selling securityholders may offer and sell or otherwise dispose of the shares of our redeemable convertible preferred stock and the shares of our common stock from time to time at such prices and on such terms as they may determine.

We issued the shares of our redeemable convertible preferred stock in a private offering pursuant to Rule 144A under the Securities Act and concurrent private placement in December 2006. We will not receive any proceeds from the resale or other disposition of the shares of our redeemable convertible preferred stock or our common stock issuable upon conversion of the redeemable convertible preferred stock by the selling securityholders.

An investment in the shares of our redeemable convertible preferred stock and our common stock issuable upon conversion of the redeemable convertible preferred stock involves risks. Please read carefully the “ Risk Factors” section beginning on page 2.

Our redeemable convertible preferred stock is currently eligible for trading in The PortalSM Market. Our common stock is listed on the American Stock Exchange under the symbol “TMY.” On January 10, 2007, the closing sale price of our common stock on the American Stock Exchange was $2.68 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2007

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE HEREIN OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THESE SECURITIES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THOSE DOCUMENTS.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this shelf registration process, the selling securityholders may, from time to time, sell or otherwise dispose of up to 440,000 shares of our redeemable convertible preferred stock and the shares of our common stock issuable upon conversion of the redeemable convertible preferred stock in one or more offerings. This prospectus provides you with a general description of the shares of our redeemable convertible preferred stock and common stock that may be offered by the selling securityholders. See the sections of this prospectus entitled “Description of Redeemable Convertible Preferred Stock” and “Description of Capital Stock.”

Each time a selling securityholder sells or otherwise disposes of securities, the selling securityholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus

i

supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section of this prospectus entitled “Where You Can Find More Information.”

Moreover, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. You may refer to the registration statement and the exhibits thereto for more information about our securities and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

In this prospectus, references to “the Company,” “the company,” “we,” “us” and “our” mean Transmeridian Exploration Incorporated and its subsidiaries, taken as a whole, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC’s website address is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at http://www.tmei.com. However, the information on our website is not a part of, nor is such information to be deemed incorporated by reference into, this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and may supersede the information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that may be offered by this prospectus are sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 16, 2006;

•	our Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2005 filed on May 30, 2006;

•	our Amendment No. 2 to our Annual Report on Form 10-K for the year ended December 31, 2005 filed on June 12, 2006;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 filed on May 9, 2006;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 filed on August 8, 2006;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 filed on November 9, 2006;

•	our Current Reports on Form 8-K dated January 9, 2006 (filed on January 12, 2006); February 13, 2006 (filed on February 17, 2006); March 20, 2006 (filed on March 23, 2006); April 25, 2006 (filed on May 1, 2006); May 24, 2006 (filed on May 31, 2006); June 5, 2006 (filed on June 9, 2006); June 12, 2006 (filed on June 14, 2006); November 17, 2006 (filed on November 24, 2006); November 28, 2006 (filed on December 4, 2006); and December 7, 2006 (filed on December 12, 2006); and

•	the description of our common stock contained in our registration statement on Form 8-A filed on March 15, 2005.

You may review these filings, at no cost, over the Internet at our website at http://www.tmei.com, or request a free copy of any of these filings by writing or calling us at the following address:

Transmeridian Exploration Incorporated

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

(281) 999-9091

Attention: Investor Relations

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact contained in this prospectus and the periodic reports filed by us under the Securities Exchange Act of 1934 and other written or oral statements made by us or on our behalf, are forward-looking statements. When used herein, the words “anticipates,” “expects,” “believes,” “goals,” “intends,” “plans” or “projects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to significant risks, uncertainties and other factors that may cause our actual results to differ materially from the expectations, beliefs and estimates expressed or implied in such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, no assurance can be given that these assumptions will prove correct or even approximately correct. Factors that could cause our results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, our assumptions about energy markets; production levels; reserve levels; operating results; competitive conditions; technology; the availability of capital resources; capital expenditure obligations; the supply and demand for oil, natural gas and other products and services; the price of oil, natural gas and other products and services; currency exchange rates; weather; inflation; the availability of goods and services; drilling risks; future processing volumes and pipeline throughput; general economic conditions, either internationally or nationally or in the jurisdictions in which we are doing business; and legislative or regulatory changes, including changes in environmental regulation, environmental risks and liability under federal, state and foreign environmental laws and regulations.

For a more detailed description of these factors, see the “Risk Factors” section set forth herein, and any additional risk factors that may be included in any prospectus supplement. We will not update these forward-looking statements unless the securities laws require us to do so.

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THE COMPANY

Transmeridian Exploration Incorporated is an independent energy company engaged in the business of acquiring, developing and producing oil and natural gas. Our activities are primarily focused on the Caspian Sea region of the former Soviet Union, and our principal oil and gas property is the South Alibek Field in the Republic of Kazakhstan, covered by License 1557 and the related exploration contract with the government of Kazakhstan. We are currently pursuing additional projects in the Caspian Sea region and surrounding basins. We conduct our operations in Kazakhstan through our wholly owned subsidiary, JSC Caspi Neft TME, a joint stock company organized under the laws of Kazakhstan.

Our principal executive offices are located at 397 N. Sam Houston Pkwy E., Suite 300, Houston, Texas 77060, and our telephone number at that address is (281) 999-9091.

RISK FACTORS

You should carefully consider the following risks before making your investment decision. In addition, you should also read the disclosures contained in our filings with the SEC incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2005, as amended. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations. If any of the events or circumstances described below actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

We have a history of losses.

We have a history of losses. We incurred net losses of approximately $5.7 million, $3.8 million and $20.5 million for the years ended December 31, 2003, 2004 and 2005, respectively, and a net loss of approximately $40.1 million for the nine months ended September 30, 2006. Our results of operations in the future will depend on many factors, but largely on our ability to execute our exploration and development program and successfully market our current and future production. Our failure to achieve profitability in the future could adversely affect the trading price of our common stock and our ability to raise additional capital and, accordingly, our ability to grow our business.

Significant capital expenditures are required to execute our development program.

Our development and production activities, including our exploration contract with the government of Kazakhstan, require us to make substantial capital expenditures. Historically, we have funded our capital expenditure requirements through a combination of cash flows from operations, borrowings under bank credit facilities, private placements of our common stock, preferred stock and debt securities and borrowings from our affiliates. Our cash flows from operations are subject to a number of variables, such as the level of production from our wells, the price of oil, and our success in developing and producing our reserves. If our revenues were to decrease as a result of lower oil prices or decreased production, or our access to capital were limited, we might not be able to meet our capital expenditure requirements, which could, in turn, materially and adversely affect our business, financial condition and results of operations.

Our exploration and development activities may not result in economic quantities of oil and gas.

Our success is dependent on finding, developing and producing economic quantities of oil and gas. Our drilling operations may not be successful in finding, developing and producing economic quantities of oil and gas. In addition, we may not be able to sustain production from wells that initially produce.

The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. In addition, technological difficulties encountered in well completion or following the establishment of production may result in reduced or ceased production from a well.

Our efforts will be unprofitable if we drill dry holes or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled, or subject to higher costs as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	high pressure or irregularities in geological formations;

•	equipment failures or accidents;

•	adverse weather conditions, such as winter snowstorms; and

•	increases in the cost of, or shortages or delays in the availability of, drilling rigs, equipment and qualified personnel.

Oil and gas operations are hazardous and may expose us to environmental liabilities.

We are subject to the operating risks normally associated with the exploration, development and production of oil and gas, including well blowouts, cratering and explosions, pipe failure, fires, geological formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Moreover, our drilling operations involve risks from high pressures in geological formations and from mechanical difficulties such as stuck pipe, collapsed casing and separated cable. If any of these risks occurs, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources or equipment;

•	pollution or other environmental damage;

•	environmental clean-up responsibilities;

•	regulatory investigations and penalties;

•	delays in our operations or curtailment of our production; and

•	suspension of our operations.

Because in many cases insurance coverage for these risks is either not available or is not available at premium levels that are economically feasible and justify its purchase, we maintain very limited insurance coverage. As a result, the insurance coverage we maintain may not fully compensate us, or compensate us at all, if we incur losses as a result of these risks. Moreover, in the future we may not be able to maintain all or even part of our current insurance coverage at premium levels that justify its purchase.

In addition, as an owner and operator of oil and gas properties, we are subject to various laws and regulations relating to the discharge of materials into, and the protection of, the environment. These laws and regulations may impose liability on us for the cost of environmental cleanup resulting from our operations and could further subject us to liability for environmental damages.

The actual quantities of, and future net revenues from, our proved reserves may prove to be lower than we have estimated.

The information incorporated by reference herein contains estimates of our proved reserves and the estimated future net revenues from our proved reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

We engage an independent petroleum engineering firm to review our estimates of our proved reserves. During 2005, 2004 and 2003, their review covered 100% of the reserve value. Estimates of our proved reserves are made using available geological and reservoir data, as well as production performance data. These estimates are reviewed annually and revised, either upward or downward, as warranted by additional performance data. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from these estimates. Such variations may be significant and could materially affect the estimated quantities of, and future net revenues from, our proved reserves. In addition, we may adjust estimates of our proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and gas prices and other factors, many of which are beyond our control. Our properties may also be susceptible to hydrocarbon drainage from production by operators on adjacent properties. In addition, our reserves are contained in carbonate reservoirs, and there is a larger uncertainty inherent in carbonate reservoirs as compared to sandstone reservoirs.

At December 31, 2005, approximately 95% of our estimated proved reserves (by volume) were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. Our reserve estimates include the assumption that we will make significant capital expenditures to develop the reserves. You should be aware that our estimates of such costs may not be accurate, development may not occur as scheduled and our results may not be as estimated.

You should not assume that the present values referred to in the information incorporated by reference herein represent the current market value of our estimated reserves. In accordance with SEC requirements, the estimates of present values are based on prices and costs as of the date of the estimates. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimates. There are currently no economic markets for our natural gas production and our gas reserves have been given no value in the future net cash flow data incorporated by reference herein.

The timing of both the production from our properties and the expenses we incur from the development and production of our properties will affect both the timing of the actual future net cash flows from our proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

If oil and gas prices decrease or our exploration efforts are unsuccessful, we may be required to write down the capitalized cost of individual oil and gas properties.

A writedown of the capitalized cost of individual oil and gas properties could occur when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved oil and gas reserves, increases in our estimates of development costs or nonproductive exploratory drilling results. A writedown could adversely affect the trading price of our common stock.

We use the successful efforts accounting method. All property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending the determination of whether proved reserves are discovered. If proved reserves are not discovered with an exploratory well, the costs of drilling the well are expensed. All geological and geophysical costs on exploratory prospects are expensed as incurred.

The capitalized costs of our oil and gas properties, on a field-by-field basis, may exceed the estimated undiscounted future net cash flows of that field. If so, we record impairment charges to reduce the capitalized costs of each such field to our estimate of the field’s fair market value. Unproved properties are evaluated at the lower of cost or fair market value. These types of charges will reduce our earnings and stockholders’ equity.

We assess our properties for impairment periodically, based on future estimates of proved reserves, oil and gas prices, production rates and operating, development and reclamation costs based on operating budget forecasts. Once incurred, an impairment charge cannot be reversed at a later date even if we experience increases in the price of oil or gas, or both, or increases in the amount of our estimated proved reserves.

All of our operations are conducted in areas with inherent international and governmental risks.

We are subject to risks inherent in international operations, including adverse governmental actions, political risks, expropriation of assets and the risk of civil unrest or war. Our oil and gas properties are located in Kazakhstan, which until 1990 was part of the Soviet Union, and in Dagestan, which is an autonomous region within the Russian Federation. Kazakhstan and Russia retain many of the laws and customs from the former Soviet Union, but have developed and are continuing to develop their own legal, regulatory and financial systems. As the political and regulatory environment changes, we may face uncertainty about the interpretation of the agreements to which we are party and, in the event of dispute, we may have limited recourse within the legal and political system.

Our business and results of operations depend on our ability to transport our production to viable markets and on the price at which we can sell our production.

Our future success depends on our ability to transport and market our production either within Kazakhstan or through export to other markets. Our ability to sell our production and, in turn, our revenues could be materially and adversely affected by issues which are outside our control relating to the crude oil transportation infrastructure both within and outside Kazakhstan. The exportation of oil from Kazakhstan depends on access to transportation routes, primarily pipeline systems, which can have limited available capacity and are subject to other restrictions.

We currently export our oil by rail. The rail terminal is accessed by truck from our field facilities. Our future plans include the shipment of oil by pipeline, which is the preferred and most cost effective method to sell crude oil production into the export market. We expect the implementation of our plans to result in higher realized prices for our crude oil than our current marketing arrangements, but we cannot be assured that we will be successful in implementing our plans. Unless we obtain access to pipelines to transfer our crude oil out of Kazakhstan, the prices at which we sell our crude oil may remain well below world market prices.

Oil prices are volatile. A decline in prices could adversely affect our financial position, results of operations, cash flows, access to capital and ability to grow.

Our revenues, results of operations and future growth depend primarily upon the prices we receive for the oil we sell. Historically, the markets for oil have been volatile and they are likely to continue to be volatile. Wide fluctuations in worldwide oil prices may result from relatively minor changes in the supply of and demand for oil, market uncertainty and other factors that are beyond our control, including:

•	worldwide supplies of oil and gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to, and maintain, oil price and production controls;

•	political instability or armed conflict in oil-producing regions; and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil price movements with any degree of certainty. Declines in oil prices would not only reduce our revenues, but could reduce the amount of oil that we can produce economically and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could adversely affect our financial condition, our access to capital and our ability to grow.

We have substantial debt, namely our senior secured notes due 2010, and, in turn, substantial debt service requirements, which could limit our ability to execute our development program. In addition, our ability to make payments on our senior secured notes due 2010 and any future indebtedness we may incur depends on our ability to generate sufficient cash flow. We cannot assure you that:

•	our business will generate sufficient cash flow from operations to service our indebtedness;

•	future borrowings or proceeds from equity issuances will be available in an amount sufficient to enable us to pay our indebtedness on or before the maturity date of such indebtedness; or

•	we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Factors beyond our control may affect our ability to service our indebtedness. These factors include those discussed in this “Risk Factors” section of this prospectus.

If, in the future, we cannot generate sufficient cash flow from our operations to meet our debt service obligations, we may need to refinance our debt, obtain additional financing, issue equity or sell assets, which we may not be able to do on commercially reasonable terms, if at all, and which we may be prohibited from doing under the terms of our indebtedness. Our inability to generate cash flow or obtain funding sufficient to satisfy our debt service obligations could materially and adversely affect our financial condition.

Covenants in the indenture governing our senior secured notes due 2010 and the terms of our redeemable convertible preferred stock impose significant restrictions on us.

The indenture governing our senior secured notes due 2010 and the terms of our redeemable convertible preferred stock contain a number of covenants imposing significant restrictions on us. The restrictions these covenants place on us include restrictions on our repurchase of, and payment of dividends on, our capital stock and limitations on our ability to incur additional indebtedness, make investments, engage in transactions with affiliates, sell assets and create liens on our assets. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise and, in turn, may materially and adversely affect our business, financial condition and results of operations.

Competition in our industry is intense, and many of our competitors in the Kazakhstan region have greater financial and other resources than we do.

We operate in the highly competitive areas of oil exploration, development and production. We face intense competition from both major and other independent oil and natural gas companies in seeking to acquire:

•	desirable producing properties or new leases for future exploration; and

•	the equipment, expertise and personnel necessary to develop and operate our properties.

Many of our competitors have financial and other resources substantially greater than ours and, moreover, some of them are fully integrated oil companies with operations in the exploration, development, production, pipeline transportation, refining and marketing sectors of the oil and gas industry. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. As a U.S. company, we are also subject to various laws and regulations to which some of our competitors may not be subject, such as the Foreign Corrupt Practices Act, which could adversely affect our ability to compete with such parties in the Caspian Sea region.

In addition, our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, evaluate and select suitable properties and successfully consummate transactions, and there can be no assurance that we will be able to do so.

Compliance with governmental regulations could be costly and could adversely affect our competitiveness.

Our operations are subject to various levels of government controls and regulations in the United States and in Kazakhstan, including environmental controls and regulations. It is not possible for us to separately calculate the costs of compliance with these controls and regulations, as such costs are an integral part of our operations.

In Kazakhstan, legislation affecting the oil and gas industry is under constant review for amendment or expansion. Pursuant to such legislation, various governmental departments and agencies have issued extensive rules and regulations which affect the oil and gas industry, some of which carry substantial penalties for failure to comply. These laws and regulations can have a significant impact on the oil and gas industry by increasing the cost of doing business and, consequentially, can adversely affect our results of operations. Inasmuch as new legislation affecting the industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations.

The loss of key personnel could have an adverse effect on our business.

Our success is dependent on the performance of our senior management and key technical personnel. The loss of our chief executive officer or other key employees could have a material and adverse effect on our business. We do not currently have employment or non-compete agreements in place with any of our senior management or key employees. In addition, we do not carry life insurance covering any of our senior management or key employees.

We have reported a material weakness in our internal control over financial reporting that, if not remedied, could adversely affect our ability to meet our reporting obligations and provide timely and accurate financial statements and lessen investor confidence in our financial reports.

In connection with our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, we concluded that, as of December 31, 2005, we did not maintain effective internal control over our financial reporting due to a material weakness resulting from lack of a sufficient number of accounting staff with experience in public company SEC reporting and technical expertise to enable us to maintain adequate controls over our financial accounting and reporting processes regarding the accounting for non-routine and non-systematic transactions. This control deficiency resulted in us recording certain accounting adjustments prior to the issuance of our consolidated financial statements for the fiscal year ended December 31, 2005.

A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement in our annual or interim financial statements would not be prevented or detected. Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 was audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, which expressed an unqualified opinion on management’s assessment and an adverse opinion on the effectiveness of our internal control over financial reporting as of December 31, 2005.

Although we have taken, and are currently taking, steps to remedy this material weakness, it remains unremediated as of the date hereof. The steps taken since late 2005 include, among others, (i) our appointment of a new chief accounting officer, (ii) our appointment of a new general counsel, (iii) our retention of an outside consulting firm to assist us in the evaluation and testing of our internal control system, (iv) our retention of an outside accounting firm to assist us in the preparation of complex tax calculations and disclosures and to prepare tax records and returns and (v) our hiring of an additional certified public accountant to assist with the preparation of required SEC disclosures and with our internal financial reporting.

Although we believe we will address the material weakness with the remedial measures we have implemented and are currently implementing, these measures may not remedy the material weakness reported and, as a result, we may not be able to implement and maintain effective internal control over financial reporting in the future. In addition, additional deficiencies in our internal controls may be discovered in the future.

Any failure to remedy the reported material weakness or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could affect the ability of our management to certify that our internal controls are effective when it provides an assessment of our internal control over financial reporting, and could affect the results of our independent registered public accounting firm’s attestation report regarding our management’s assessment. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Risks Relating to Our Redeemable Convertible Preferred Stock and Common Stock

We may not be able to pay cash dividends on our redeemable convertible preferred stock. Moreover, we have not previously paid dividends on the shares of our common stock into which our redeemable convertible preferred stock is convertible and do not anticipate doing so in the foreseeable future.

The indenture governing our senior secured notes due 2010 restricts, and any indentures and other financing agreements that we may enter into in the future may limit, our ability to pay cash dividends on our capital stock. Specifically, under the indenture governing our senior secured notes due 2010, we may pay cash dividends and make other distributions on or in respect of our capital stock, including our redeemable convertible preferred stock, only if certain covenants are met. In the event that any of our indentures or other financing agreements in the future restrict our ability to pay cash dividends on our redeemable convertible preferred stock, we will be unable to pay cash dividends on our redeemable convertible preferred stock unless we can refinance amounts outstanding under those agreements. See “Description of Redeemable Convertible Preferred Stock – Method of Payment of Dividends” and “— Redemption Upon a Change of Control.”

Furthermore, under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then current or the preceding fiscal year. Our ability to pay cash dividends on our capital stock, including our redeemable convertible preferred stock, would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. However, even if adequate surplus is available to pay cash dividends on our redeemable convertible preferred stock, we may not have sufficient cash to pay dividends on our redeemable convertible preferred stock.

Moreover, we have not in the past paid any dividends on the shares of our common stock into which our redeemable convertible preferred stock is convertible and do not anticipate that we will pay any dividends on our common stock in the foreseeable future. In addition to the above restrictions and limitations, our ability to pay dividends on our common stock is conditioned by the terms of our Series A cumulative convertible preferred stock. Any future decision to pay a dividend on our common stock and the amount of any dividend paid, if permitted, will be made at the discretion of our board of directors.

Holders of our redeemable convertible preferred stock have no rights as holders of shares of our common stock until they acquire shares of our common stock.

Until you acquire shares of our common stock upon the conversion of our redeemable convertible preferred stock, you will have no rights with respect to shares of our common stock, including voting rights (except as described under “Description of Redeemable Convertible Preferred Stock — Voting Rights” and as required by applicable state law), rights to respond to tender offers and rights to receive any dividends or other distributions on shares of our common stock. Upon the conversion of your shares of our redeemable convertible preferred stock, you will be entitled to exercise the rights of a holder of shares of our common stock only as to matters for which the record date occurs on or after the conversion date.

We have outstanding, and may issue additional shares of, preferred stock that could adversely affect holders of shares of our common stock and, as a result, holders of our redeemable convertible preferred stock.

Our board of directors is authorized to issue additional classes or series of shares of our preferred stock without any action on the part of our stockholders, subject to the limitations of the redeemable convertible preferred stock. Our board of directors also has the power, without stockholder approval and subject to the terms of our redeemable convertible preferred stock, to set the terms of any such classes or series of shares of our preferred stock that may be issued, including voting rights, dividend rights, conversion features, preferences over shares of our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue shares of our preferred stock in the future that have preference over shares of our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue shares of our preferred stock with voting rights that dilute the voting power of shares of our common stock, the rights of holders of shares of our common stock or the trading price of shares of our common stock and, as a result, the market value of our redeemable convertible preferred stock could be adversely affected.

In addition, as of December 31, 2006, we had outstanding 594.804 shares of our Series A cumulative convertible preferred stock. Our outstanding Series A cumulative convertible preferred stock may be converted at any time into approximately 5,948,040 shares of our common stock, which could dilute the value of our common stock to our then-current common stockholders and could adversely affect the trading price of our common stock and, as a result, the market value of our redeemable convertible preferred stock.

We cannot assure you that an active trading market will develop or be maintained for the redeemable convertible preferred stock.

We have been informed by the initial purchaser of our redeemable convertible preferred stock that it intends to make a market in the redeemable convertible preferred stock. However, the initial purchaser may cease any such market-making activities at any time. In addition, the liquidity of the trading market in the redeemable convertible preferred stock and the market price quoted for the redeemable convertible preferred stock may be adversely affected by changes in the overall market for securities like the redeemable convertible preferred stock, by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally and by the trading price of our common stock. As a result, we cannot assure you that an active trading market will develop or be maintained for the redeemable convertible preferred stock. If an active market does not develop or is not maintained, the market price of the redeemable convertible preferred stock may decline and the liquidity of the redeemable convertible preferred stock may be limited.

You may have to pay taxes as a result of adjustments (or failure to make adjustments) to the conversion price of our redeemable convertible preferred stock.

The number of shares of common stock that you are entitled to receive upon the conversion of our redeemable convertible preferred stock is subject to adjustment for certain events. In the event of such adjustments (or a failure to make adjustments), holders of our redeemable convertible preferred stock or our common stock into which our redeemable convertible preferred stock is convertible may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See “U.S. Federal Income Tax Considerations — Consequences to U.S. Holders of Redeemable Convertible Preferred Stock or Common Stock – Adjustment of Conversion Price” and “U.S. Federal Income Tax Considerations — Consequences to non-U.S. Holders of Redeemable Convertible Preferred Stock or Common Stock — Dividends.”

You may have to pay taxes as a result of receiving additional shares of our redeemable convertible preferred stock or common stock in payment of dividends.

If we pay dividends on our redeemable convertible preferred stock in the form of additional shares of our redeemable convertible preferred stock or common stock, such distribution may be taxable as a dividend for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Consequences to U.S. Holders of Redeemable Convertible Preferred Stock or Common Stock — Dividends” and “U.S. Federal Income Tax Considerations — Consequences to non-U.S. Holders of Redeemable Convertible Preferred Stock or Common Stock — Dividends.”

The number of additional shares of our common stock issuable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your redeemable convertible preferred stock as a result of such fundamental change.

If a fundamental change occurs, we will, under certain circumstances, increase the conversion rate of the redeemable convertible preferred stock by a certain number of additional shares of our common stock with respect to the redeemable convertible preferred stock converted in connection with that fundamental change. A description of the method by which the number of additional shares of our common stock will be determined is described under “Description of Redeemable Convertible Preferred Stock – Adjustment of Conversion Rate Upon a Fundamental Change.” While the number of additional shares of our common stock is designed to compensate you for the lost option time value of your redeemable convertible preferred stock as a result of a fundamental change, the additional shares of our common stock are only an approximation of such lost value and may not adequately compensate you for such loss.

Our redeemable convertible preferred stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up of our assets.

In the event of our bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our redeemable convertible preferred stock only after all of our liabilities have been paid. In addition, our redeemable convertible preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries (including the senior secured notes due 2010 issued by our wholly owned subsidiary, Transmeridian Exploration Inc.) and the capital stock of our subsidiaries held by third parties. The rights of holders of our redeemable convertible preferred stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and equity holders. In the event of our bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of our redeemable convertible preferred stock then outstanding.

Our common stock has experienced, and may continue to experience, price volatility and, as a result, the market value of our redeemable convertible preferred stock may also be volatile. The limited trading volume of our common stock may contribute to this price volatility.

The trading price of our common stock has been, and may continue to be, highly volatile. As a result, the market value of our redeemable convertible preferred stock may also be volatile. We believe the volatility of the trading price of our common stock is due to, among other things, the results of our drilling program, current expectations of our future financial performance, prices of oil and natural gas and the volatility of the stock market in general.

Moreover, our common stock, which began trading on the American Stock Exchange in March 2005, does not have substantial trading volume. For the year ended December 31, 2006, the average daily trading volume of our common stock as reported by the American Stock Exchange was approximately 605,000 shares, which represented less than 0.6% of our outstanding shares of common stock (as of December 31, 2006). As a result, relatively small trades of our common stock may have a significant impact on the price of our common stock and, therefore, may contribute to the price volatility of our common stock and, as a result, the price volatility of our redeemable convertible preferred stock.

Because of the limited trading volume of our common stock and the price volatility of our common stock and, as a result, the price volatility of our redeemable convertible preferred stock, you may be unable to sell your shares of our redeemable convertible preferred stock or the shares of our common stock into which our redeemable convertible preferred stock is convertible when you desire or at the price you desire. Moreover, the inability to sell your shares of our redeemable convertible preferred stock or common stock in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

The trading price of our common stock and, as a result, the market value of our redeemable convertible preferred stock could be adversely affected by sales and issuances of our common stock in the public markets.

As of December 31, 2006, our three largest stockholders (which include Mr. Lorrie T. Olivier, our chairman of the board, president and chief executive officer and an entity which he controls) beneficially owned approximately 26%, and our directors and executive officers beneficially owned approximately 21%, of the then-outstanding shares of our common stock.

Sales of our common stock by these stockholders, or the perception that such sales might occur, could have a material adverse effect on the trading price of our common stock and, as a result, on the market value of our redeemable convertible preferred stock, or could impair our ability to obtain capital through future offerings of equity securities. In addition, the trading price of our common stock and, as a result, the market value of our redeemable convertible preferred stock could decline as a result of issuances by us of additional shares of our common stock pursuant to our existing shelf registration statement or otherwise. The trading price of our common stock and, as a result, the market value of our redeemable convertible preferred stock could also decline as the result of the perception that such issuances could occur.

Our directors and executive officers control a significant portion of our common stock and, as a result, may be able to significantly influence matters requiring the approval of our stockholders.

As of December 31, 2006, our directors and executive officers beneficially owned approximately 21% of the then-outstanding shares of our common stock, representing approximately 21% of the then-combined voting power of our common stock and Series A cumulative convertible preferred stock (which vote together as a class) (approximately 20% of the then-combined voting power, if the beneficial ownership cap applicable to our Series A cumulative convertible preferred stock did not prevent, as of December 31, 2006, the voting of such shares by the holder thereof). As a result, our directors and executive officers, acting together, may be able to significantly influence matters requiring the approval of our stockholders.

Provisions in our amended and restated certificate of incorporation, the indenture governing our senior secured notes due 2010 and provisions under Delaware law may inhibit a takeover of our company.

Under our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of our common or preferred stock without the approval of our stockholders. Issuance of these shares could make it more difficult to acquire our company without the approval of our board of directors as more shares would have to be acquired to gain control.

In addition, upon a change of control of our company, each holder of our senior secured notes due 2010 may require us to purchase all or a portion of such holder’s notes at a purchase price equal to 101% of the aggregate principal amount of such holder’s notes, together with accrued and unpaid interest, if any, to the date of purchase. Also, Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

These provisions may deter hostile takeover attempts that could result in an acquisition of us that would have been financially beneficial to our stockholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the resale or other disposition of the shares of our redeemable convertible preferred stock and common stock offered hereby.

SELLING SECURITYHOLDERS

The registration statement of which this prospectus forms a part has been filed with the SEC pursuant to the registration rights agreement, dated as of December 1, 2006, entered into by us with Jefferies & Company, Inc., the initial purchaser in the December 2006 private offering of our redeemable convertible preferred stock. The shares of our redeemable convertible preferred stock and common stock are being registered hereby to afford the selling securityholders the opportunity to sell or otherwise dispose of the shares of our redeemable convertible preferred stock and common stock in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act.

Selling securityholders may use this prospectus to offer and sell or otherwise dispose of the shares of our redeemable convertible preferred stock and common stock. See the section of this prospectus entitled “Plan of Distribution.” The table below sets forth information about the beneficial ownership of the shares of our redeemable convertible preferred stock and common stock by each selling securityholder who has provided us with a completed and executed selling stockholder questionnaire stating its intent to use this prospectus to sell or otherwise dispose of the shares of our redeemable convertible preferred stock and/or the shares of our common stock issuable upon conversion of our redeemable convertible preferred stock. A form of the selling stockholder questionnaire is filed as an exhibit to the registration statement of which this prospectus forms a part. We have prepared the table below using information provided to us by the selling securityholders on such questionnaires, which information we have not sought to verify. Moreover, the information in the table may change from time to time. In addition, certain selling securityholders may be deemed to be “underwriters” as defined under the Securities Act, and any profits realized by such selling securityholders may be deemed to be underwriting commissions.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC, and includes the right to acquire voting or investment control of our common stock within 60 days. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of our redeemable convertible preferred stock and the common stock issuable upon conversion of the redeemable convertible preferred stock, except to the extent authority is shared with spouses under applicable law. The inclusion of any shares in the table does not constitute an admission of beneficial ownership by the persons named therein.

Lorrie T. Olivier is, and at all times in the three years preceding the date of this prospectus has been, our Chairman of the Board, President and Chief Executive Officer. Moreover, Earl W. McNiel has been our Vice President and Chief Financial Officer since July 2004. Otherwise, no selling securityholder listed below nor any of its affiliates has, or during the three years preceding the date of this prospectus has had, any position, office or other material relationship with us or any of our affiliates.

The registration of the shares of our redeemable convertible preferred stock and the common stock issuable upon conversion of the redeemable convertible preferred stock does not mean that the selling securityholders identified below will sell or otherwise dispose of all or any of these securities. In addition, the selling securityholders may have sold, transferred or disposed of all or a portion of their shares of our redeemable convertible preferred stock and/or common stock in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information regarding their holdings. If, from time to time, additional securityholders notify us of their intent to use this prospectus to dispose of the shares of our redeemable convertible preferred stock and/or the shares of our common stock issuable upon conversion of our redeemable convertible preferred stock, we may file a prospectus supplement to include those additional securityholders’ information even if, because we have not been notified of any prior exempt sales, the table below continues to list shares of our redeemable convertible preferred stock and/or shares of our common stock issuable upon conversion of our redeemable convertible preferred stock previously proposed to be sold by the additional securityholders’ transferors.

Selling Securityholder	Number of Shares of Redeemable Convertible Preferred Stock Registered for Resale	Number of Shares of Common Stock Registered for Resale (1)	Shares of Common Stock Beneficially Owned Before Offering (2)		Shares of Common Stock Beneficially Owned After Offering (2)
			Number	Percent (3)	Number	Percent (3)
Earl Wayne McNiel	5,000	111,111	1,005,165	*	1,005,165	*
Newport Global Opportunities Fund L.P.	40,000	888,888	—	—	—	—
Lorrie T. Olivier	41,000	911,111	17,327,817	17.0%	17,327,817	17.0%
HanneLore Nagel	3,700	82,223	372,500	*	372,500	*
Citadel Equity Fund Ltd.	120,000	2,666,664	2,500,000	2.5%	2,500,000	2.5%
Basso Fund Ltd. (4)	1,500	33,334	23,098	*	23,098	*
Five Sticks, L.P. (5)	1,800	40,000	—	—	—	—
Basso Multi-Strategy Holding Fund Ltd. (6)	4,800	106,667	76,902	*	76,902	*
Basso Holdings Ltd. (7)	21,900	486,667	—	—	—	—
AKV Altkönig-Verwaltungs GmbH (8)	4,000	88,889	37,500	*	37,500	*
Brencourt Advisors LLC (9)	40,000	888,888	—	—	—	—
C.M. Nagel GmbH (10)	10,300	228,889	3,536,010	3.5%	3,536,010	3.5%
Wolfgang Rupf	6,000	133,334	148,500	*	148,500	*
SunAmerica Income Funds - SunAmerica Strategic Bond Fund	3,100	68,889	19,169.8	*	19,169.8	*
VALIC Company II - High Yield Bond Fund	2,100	46,667	16,905.8	*	16,905.8	*
SunAmerica Income Funds - SunAmerica High Yield Bond Fund	5,900	131,111	44,885.1	*	44,885.1	*
Season Series Trust - Strategic Fixed Income Portfolio	525	11,667	—	—	—	—
SunAmerica Life Insurance Company	60,000	1,333,332	—	—	—	—
AIG Annuity Insurance Company	30,000	666,666	—	—	—	—
AIG US High Yield Bond Fund	950	21,112	—	—	—	—
The Variable Annuity Life Insurance Company	30,000	666,666	—	—	—	—
VALIC Company II - Strategic Bond Fund	1,050	23,334	8,658.4	*	8,658.4	*
SunAmerica Series Trust - SunAmerica High Yield Bond Portfolio	6,375	141,667	44,885.0	*	44,885.0	*

*	Indicates less than 1%.

(1)	Each share of our redeemable convertible preferred stock is convertible into approximately 22.2222 shares of our common stock based on an initial conversion price of $4.50 per share of our common stock (subject to adjustment under certain circumstances). Pursuant to the “rounding” provisions set forth in the certificate of designations governing the redeemable convertible preferred stock, any fractional share of our common stock resulting from a conversion of our redeemable convertible preferred stock will be “rounded up” into a whole share of our common stock, unless we are permitted by the terms of our then-outstanding indebtedness to pay a cash payment for such fractional share of our common stock.

(2)	Does not include the shares of our common stock registered hereby for resale. Our redeemable convertible preferred stock is a new class of our capital stock, and the selling securityholders shown below do not own any shares of our redeemable convertible preferred stock other than the shares shown in the column of this table entitled “Number of Shares of Redeemable Convertible Preferred Stock Registered for Resale.”

(3)	Based on 101,245,877 shares of our common stock outstanding as of December 31, 2006.

(4)	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Fund Ltd. (the “Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares of our redeemable convertible preferred stock and the shares of our common stock issuable upon conversion of our redeemable convertible preferred stock shown.

(5)	Basso Capital Management, L.P. (“Basso”) is the subadvisor to Five Sticks, L.P. (the “Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares of our redeemable convertible preferred stock and the shares of our common stock issuable upon conversion of our redeemable convertible preferred stock shown.

(6)	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. (the “Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares of our redeemable convertible preferred stock and the shares of our common stock issuable upon conversion of our redeemable convertible preferred stock shown.

(7)	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Holdings Ltd. (the “Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares of our redeemable convertible preferred stock and the shares of our common stock issuable upon conversion of our redeemable convertible preferred stock shown.

(8)	Wolfgang Rupf is a beneficial owner of, and exercises voting and/or dispositive powers with respect to, the shares of our redeemable convertible preferred stock and the shares of our common stock issuable upon conversion of our redeemable convertible preferred stock shown.

(9)	Brencourt Distressed Securities Master, Ltd., PGAS Yellow Kappa Cell (Partners Group) and Man Mac Schreckhorn 14B Limited are each beneficial owners of, and exercise voting and/or dispositive powers with respect to, the shares of our redeemable convertible preferred stock and the shares of our common stock issuable upon conversion of our redeemable convertible preferred stock shown.

(10)	Carl-Martin Nagel is a beneficial owner of, and exercises voting and/or dispositive powers with respect to, the shares of our redeemable convertible preferred stock and the shares of our common stock issuable upon conversion of our redeemable convertible preferred stock shown.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and preferred stock dividends for each of the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and for the nine months ended September 30, 2006 is set forth below. For purposes of computing these ratios, earnings represent income from continuing operations before income taxes plus fixed charges less capitalized interest. Fixed charges represent interest expense, capitalized interest, amortization of debt issuance costs and that portion of rental expense we believe to be representative of interest. We computed pre-tax earnings using actual tax rates for each year.

						Nine Months Ended September 30, 2006

	Years Ended December 31,
	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges and preferred stock dividends(a)	—	—	—	—	—	—

(a)	For the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and for the nine months ended September 30, 2006, our earnings were inadequate to cover our fixed charges and preferred stock dividends by $22.8 million, $9.9 million, $9.7 million, $4.5 million, $2.2 million and $42.4 million, respectively.

DESCRIPTION OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designations governing our redeemable convertible preferred stock. A copy of the certificate of designations is available upon request from us at the address set forth under “Where You Can Find More Information.” The certificate of designations has been filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary of the terms of our redeemable convertible preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the certificate of designations.

General

Under our amended and restated certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of preferred stock, par value $0.0006 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We have 3,886,932.286 shares of authorized preferred stock which are undesignated. We have (i) 1,785.714 shares of preferred stock which are designated as Series A Cumulative Convertible Preferred Stock, 594.804 shares of which were outstanding as of December 31, 2006, and (ii) 1,111,282 shares of preferred stock which are designated as 15% Senior Redeemable Convertible Preferred Stock (our “redeemable convertible preferred stock”), 440,000 shares of which were outstanding as of December 31, 2006.

The redeemable convertible preferred stock, any common stock issued upon the conversion of the redeemable convertible preferred stock and any common stock and/or additional shares of our redeemable convertible preferred stock issued in payment of dividends payable on our redeemable convertible preferred stock is or will be upon issuance (as the case may be) fully paid and non-assessable. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of both our redeemable convertible preferred stock and common stock is The Bank of New York.

Ranking

The redeemable convertible preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•	senior to our common stock, our existing Series A Cumulative Convertible Preferred Stock and each other class of our capital stock or series of our preferred stock established after the original issue date of the redeemable convertible preferred stock (i.e., December 1, 2006, which we refer to herein as the “Issue Date”), the terms of which provide that such class or series will rank junior to our redeemable convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (herein referred to as “Junior Stock”);

•	on a parity with any class of our capital stock or series of our preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the redeemable convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (herein referred to as “Parity Stock”);

•	junior to each class of our capital stock or series of our preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the redeemable convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (herein referred to as “Senior Stock”); and

•	junior to all of our existing and future debt obligations;

While any shares of the redeemable convertible preferred stock are outstanding, we may not authorize or issue any class or series of Senior Stock or Parity Stock (or any security convertible into Senior Stock or Parity Stock) without the affirmative vote or consent of the holders of at least 66-2/3% of the then-outstanding shares of the redeemable convertible preferred stock and any class or series of Parity Stock then outstanding that has similar voting rights, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of its outstanding shares. Without the consent of any holder of the redeemable convertible preferred stock, however, we may authorize, increase the authorized amount of, or issue any class or series of Junior Stock, subject to the restrictive covenants contained in the redeemable convertible preferred stock. Please read “— Voting Rights” and “—Restrictive Covenants.”

Dividends

Holders of shares of the redeemable convertible preferred stock are entitled to receive, when, as and if declared by our board of directors, cumulative dividends at the rate per annum of 15% per share on the liquidation preference thereof of $100 per share of the redeemable convertible preferred stock (equivalent to $15.00 per annum per share), which rate is subject to increase as set forth under “—Reset Provision.”

Dividends on the redeemable convertible preferred stock are payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing April 1, 2007 (each, a “Dividend Payment Date”), at such annual rate, and shall accumulate from (and including) the most recent date on which dividends shall have been paid or, if no dividends have been paid, from (and including) the Issue Date. The dividend paid on a given Dividend Payment Date shall not include or be with respect to the day of such Dividend Payment Date; rather, the dividend payable with respect to the day of such Dividend Payment Date shall be paid on the immediately following Dividend Payment Date. Dividends are payable to holders of record as they appear on our stock register at the close of business on the immediately preceding December 15, March 15, June 15 or September 15, as the case may be, or on a record date that may be fixed by our board of directors and that will not be more than 60 days nor less than 10 days preceding the applicable Dividend Payment Date (each, a “Record Date”). Accumulations of dividends on shares of the redeemable convertible preferred stock will not bear interest. Dividends payable on the redeemable convertible preferred stock for any period other than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The initial dividend on the redeemable convertible preferred stock for the first dividend period will be $5.00 per share and will be payable, when, as and if declared by our board of directors, on April 1, 2007. Each subsequent quarterly dividend on the redeemable convertible preferred stock, when, as and if declared by our board of directors, will be $3.75 per share, subject to adjustments for stock splits, combinations, reclassifications or other similar events involving our redeemable convertible preferred stock and subject to increase as provided under “—Reset Provision.”

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the redeemable convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum of cash or number of shares of our common stock or redeemable convertible preferred stock have been set apart for the payment of such dividend, upon all outstanding shares of redeemable convertible preferred stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the redeemable convertible preferred stock, is limited by the terms of our outstanding indebtedness. For example, the indenture governing the terms of our senior secured notes due 2010 restricts our ability to declare or pay any dividend on our capital stock in cash unless our fixed charge coverage ratio (as defined in the indenture) for the most recently ended four full fiscal quarters, after giving effect to the payment of such dividend, is at least 2.5 to 1. Moreover, restricted payments (including cash dividends), to the extent permitted to be made under the indenture, are limited to $5,000,000 in the aggregate. Our fixed charge coverage ratio for the four full fiscal quarters ended September 30, 2006 was less than zero. The indenture defines the fixed charge coverage ratio as the ratio of our consolidated cash flow (as defined in the indenture) to our fixed charges (as defined in the indenture); for the nine months ended September 30, 2006, our consolidated cash flow and fixed charges were $(0.4) million and $30.2 million, respectively.

In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors – Risks Relating to Our Redeemable Convertible Preferred Stock and Common Stock - We may not be able to pay cash dividends on our redeemable convertible preferred stock. Moreover, we have not previously paid dividends on the shares of our common stock into which our redeemable convertible preferred stock is convertible and do not anticipate doing so in the foreseeable future.”

Reset Provision

If (1) our average daily volume of oil production for the three calendar months ending on June 30, 2007 is less than 8,000 barrels of oil equivalent per day and (2) the volume weighted average price of our common stock for the 15 trading days immediately following June 30, 2007 is less than 110% of the Conversion Price (as defined below) then in effect (each of the forgoing being a “Reset Threshold”), then, effective as of July 1, 2007, (A) the rate at which cumulative dividends accrue on the redeemable convertible preferred stock will increase 3% per annum above the dividend rate then in effect and (B) the Conversion Price then in effect will decrease to $3.90, each subject to adjustment as set forth under “—Conversion Price Adjustment.”

The dividend rate and the Conversion Price will not be adjusted in the event that we meet or exceed at least one of the above Reset Thresholds. In the event that we do not meet either of the Reset Thresholds, we will notify the holders of the redeemable convertible preferred stock of such fact within 30 days of July 1, 2007 and will include in such notice the adjusted dividend rate and Conversion Price.

Method of Payment of Dividends

Subject to certain restrictions, we may generally pay any dividend on the redeemable convertible preferred stock, in our sole discretion:

•	in cash;

•	by delivery of additional shares of our redeemable convertible preferred stock;

•	by delivery of shares of our common stock, provided that (i) the volume weighted average price (per share) of our common stock for the 15 trading days immediately prior to the applicable Dividend Payment Date equals or exceeds $4.00, or $3.75 in the event the reset provision described above is triggered, resulting in a reduction of the Conversion Price, and (ii) we provide written notice to the holders of the redeemable convertible preferred stock, either by mail, facsimile, press release or other publication, 10 trading days prior to the applicable Record Date, of our intention, subject to the satisfaction of the above-described volume weighted average price condition, to pay the dividends payable on such Dividend Payment Date in shares of our common stock; or

•	through any combination of cash and shares of our redeemable convertible preferred stock and common stock (subject to the satisfaction of the above-described volume weighted average price condition).

If we elect to make any such payment, or any portion thereof, in shares of our redeemable convertible preferred stock, such shares shall be valued at their liquidation preference (i.e., $100 per share). If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued at 97% of the then-Market Value (as defined below under “—Conversion Price Adjustment”).

We will make each dividend payment on the redeemable convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our redeemable convertible preferred stock or common stock or to the extent we are prohibited contractually or by law from making dividend payments in cash. See “- Dividends” above. We will give the holders of the redeemable convertible preferred stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in shares of our common stock or redeemable convertible preferred stock 10 trading days prior to the Record Date for such dividend.

If permitted by the terms of our then-outstanding indebtedness, we will pay, in connection with any dividend payment on our redeemable convertible preferred stock, a cash payment, based on the closing sale price of our common stock on the trading day immediately preceding the Dividend Payment Date, in lieu of the delivery of a fractional share of our redeemable convertible preferred stock or common stock (as the case may be) to which a holder of our redeemable convertible preferred stock would otherwise be entitled; if we are not so permitted, in the case of dividends we elect to pay in shares of our common stock, we will “round up” any fractional share of our common stock into a whole share of our common stock and, in the case of dividends we elect to pay in shares of our redeemable convertible preferred stock, we will deliver shares of our common stock, valued at 97% of the then-Market Value, in lieu of the delivery of a fractional share of our redeemable convertible preferred stock, and will “round up” any resulting fractional share of our common stock into a whole share of our common stock.

To the extent we determine that a shelf registration statement is required in connection with the issuance of, or for resales of, shares of our common stock and/or redeemable convertible preferred stock issued in payment of a dividend, including dividends paid in connection with a conversion, we will use our reasonable best efforts to file and maintain the effectiveness of such a shelf registration statement until such time as all such shares of our common stock and/or redeemable convertible preferred stock have been resold thereunder.

Payment Restrictions

Unless all accrued, cumulated and unpaid dividends on the redeemable convertible preferred stock for all past quarterly dividend periods shall have been paid in full, we will not:

•	declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

•	redeem, purchase or otherwise acquire any Junior Stock or pay or make any monies available for a sinking fund for such Junior Stock, other than (A) upon conversion or exchange for other Junior Stock or (B) the purchase of fractional shares of any Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock;

•	declare or pay any dividend or make any distribution of assets on any Parity Stock, other than dividends or distributions in the form of Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

•	redeem, purchase or otherwise acquire any Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange, provided, however, that in the case of a redemption, purchase or other acquisition of Parity Stock upon conversion into or exchange for other Parity Stock (A) the aggregate amount of the liquidation preference of such other Parity Stock does not exceed the aggregate amount of the liquidation preference, plus accrued, cumulated and unpaid dividends, of the Parity Stock that are converted into or exchanged for such other Parity Stock, (B) the aggregate number of shares of our common stock issuable upon conversion, redemption or exchange of such other Parity Stock does not exceed the aggregate number of shares of our common stock issuable upon conversion, redemption or exchange of the Parity Stock that are converted into or exchanged for such other Parity Stock and (C) such other Parity Stock contains terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, anti-dilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not in the good faith judgment of our board of directors materially less favorable, taken as a whole, to us or the holders of the redeemable convertible preferred stock than those contained in the Parity Stock that are converted or exchanged for such other Parity Stock.

Mandatory Redemption

On December 1, 2011, each holder of the redeemable convertible preferred stock will have the right to cause us to redeem, in cash, from any source of funds legally available therefor and subject to the terms of our then-outstanding indebtedness, all or any of its shares of the redeemable convertible preferred stock, at a cash price per share equal to the sum of the liquidation preference plus an amount equal to all accrued, cumulated and unpaid dividends on one share of redeemable convertible preferred stock, whether or not declared prior to that date, for the then-current dividend period until the date that we receive notice of the exercise of this redemption right from the holder and all prior dividend periods (other than previously declared dividends on the redeemable convertible preferred stock payable to holders of record as of a prior date), provided that we are legally permitted to pay such dividends at such time. If we are not so permitted, holders will have the right to receive, in lieu of cash in payment of such dividends, an additional number of shares of our common stock equal to the amount of dividends otherwise payable divided by the average closing price of our common stock for the five trading days ending on the date we receive notice of the exercise of the redemption right.

Optional Redemption

Prior to October 1, 2007, we will not have the option of redeeming all or any portion of the outstanding redeemable convertible preferred stock. From October 1, 2007 through December 31, 2007, we will have the option to redeem all or a portion of the outstanding redeemable convertible preferred stock at the Optional Redemption Price (as defined below) only if the closing price of our common stock equals or exceeds 125% of the then-effective Conversion Price for at least 20 trading days in any consecutive 30 trading day period, including the last trading day of such 30-day period and ending on the trading day prior to our issuance of a press release announcing the redemption as described below. After December 31, 2007, we may exercise this redemption right without regard to the market price of our common stock. At any time, we may only exercise this redemption right if a registration statement covering resales of the redeemable convertible preferred stock and the shares of our common stock issuable upon the conversion of the redeemable convertible preferred stock is effective. If less than all the outstanding shares of redeemable convertible preferred stock are to be redeemed, such partial redemption shall be effected on a pro rata basis or as nearly thereto as practical.

The “Optional Redemption Price” means an amount in cash per share of the redeemable convertible preferred stock equal to the sum of (1) the liquidation preference, plus (2) all accrued, cumulated and unpaid dividends on one share of redeemable convertible preferred stock, whether or not declared prior to the Optional Redemption Date (as defined below), for the then-current dividend period until the Optional Redemption Date and all prior dividend periods (other than previously declared dividends on the redeemable convertible preferred stock payable to holders of record as of a prior date), plus (3) an additional amount equal to the Liquidation Preference multiplied by the then-effective dividend rate for the number of fiscal quarters set forth in the following schedule:

From and After	Additional Amount Equal To
October 1, 2007	Dividends payable for three fiscal quarters
January 1, 2008	Dividends payable for two fiscal quarters
April 1, 2008	Dividends payable for one fiscal quarter
July 1, 2008	No additional amount

To exercise the redemption right described above, we must issue a press release for publication announcing such redemption. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the redeemable convertible preferred stock (not more than four business days after the date of the press release) announcing our intention to redeem the redeemable convertible preferred stock. The redemption date will be a date selected by us (which we will refer to as the “Optional Redemption Date”) and will be no more than ten calendar days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and the notice of redemption shall state, as appropriate:

•	the Optional Redemption Date;

•	the number of shares of redeemable convertible preferred stock to be redeemed;

•	the Optional Redemption Price; and

•	that dividends on the redeemable convertible preferred stock redeemed will cease to accrue on the Optional Redemption Date.

On and after the Optional Redemption Date, dividends will cease to accrue on the redeemable convertible preferred stock called for optional redemption, and all rights of the holders of such redeemable convertible preferred stock, including the right to convert such shares of the redeemable convertible preferred stock into shares of our common stock, will terminate, except for the right to receive the Optional Redemption Price payable upon the redemption thereof.

Conversion Rights

Each share of redeemable convertible preferred stock is convertible at any time at the option of the holder thereof into approximately 22.2222 shares of our common stock (based on an initial conversion price of $4.50 per share of common stock, subject to adjustment as described under “—Reset Provision” and “—Conversion Price Adjustment” (such initial conversion price, as adjusted, the “Conversion Price”).

The holders of shares of the redeemable convertible preferred stock at the close of business on a Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or our default in payment of the dividend due on that Dividend Payment Date. However, shares of redeemable convertible preferred stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on that Dividend Payment Date. A holder of shares of redeemable convertible preferred stock on a Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by us on the redeemable convertible preferred stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of redeemable convertible preferred stock for conversion.

Notwithstanding the foregoing, if shares of the redeemable convertible preferred stock are converted during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date, and we have called such shares of the redeemable convertible preferred stock for redemption during such period or on such corresponding Dividend Payment Date pursuant to the optional redemption provisions described above or we have specified a change of control purchase date during such period or on such corresponding Dividend Payment Date pursuant to the change of control redemption provisions described below, the holder who tenders such shares for conversion will receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of its shares of the redeemable convertible preferred stock for conversion.

Except as provided above with respect to a voluntary conversion and as provided below with respect to an automatic conversion, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of redeemable convertible preferred stock or for dividends on the shares of common stock issued upon conversion.

Automatic Conversion

At any time on or after July 1, 2007, if the closing price of our common stock equals or exceeds 150% of the then-current Conversion Price for at least 20 trading days in any period of 30 consecutive trading days (which shall not include any trading day prior to July 1, 2007), the redeemable convertible preferred stock will be automatically converted into that number of shares of our common stock (per each share of our redeemable convertible preferred stock) equal to $100 (i.e., the liquidation preference per share of the redeemable convertible preferred stock) divided by the then-current Conversion Price, provided that the maximum number of shares of our redeemable convertible preferred stock that will be subject to automatic conversion at a given time will not exceed one-third of the shares of our redeemable convertible preferred stock issued on the Issue Date. Moreover, the period of 30 consecutive trading days considered with respect to an automatic conversion event shall be separate and distinct from, and shall not overlap with, any other period of 30 consecutive trading days considered with respect to another automatic conversion event. The effective date of the automatic conversion shall be the first business day immediately following the trading day on which the above-described closing price condition is satisfied (i.e., the twentieth trading day in the 30 consecutive trading day period on which the closing price of our common stock equals or exceeds 150% of the then-current Conversion Price).

The shares of our redeemable convertible preferred stock to be automatically converted will be selected by us or our transfer agent, in accordance with applicable law and any governing agreements, on a pro rata basis, by lot or in such manner that we or the transfer agent (as the case may be) deem fair and appropriate, based on the ownership of the shares of our redeemable convertible preferred stock as of the effective date set forth in our notice announcing our exercise of this right.

The term “trading day” means a day during which trading in securities generally occurs on the American Stock Exchange or, if our common stock is not then listed on the American Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange on the principal other market on which our common stock is then traded.

The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock is then traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.

Upon the occurrence of an automatic conversion event as described above, we will issue a press release announcing the automatic conversion prior to the opening of business on the effective date of the automatic conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the redeemable convertible preferred stock (not more than four business days after the date of the press release) of the automatic conversion of the redeemable convertible preferred stock.

In addition to any information required by applicable law or regulation, the press release and the notice of the automatic conversion will state, as appropriate:

•	the effective date of the automatic conversion;

•	the number of shares of redeemable convertible preferred stock to be converted;

•	the number of shares of common stock to be issued upon the conversion of the shares of redeemable convertible preferred stock to be converted; and

•	that dividends on the redeemable convertible preferred stock to be converted will cease to accrue on the Mandatory Conversion Date.

On and after the effective date of the automatic conversion, dividends will cease to accrue on the redeemable convertible preferred stock to be converted and all rights of holders of such redeemable convertible preferred stock will terminate except for the right to receive the shares of common stock issuable upon conversion thereof. The dividend payment with respect to the redeemable convertible preferred stock to be converted as of an automatic conversion effective date that is during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such share has been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to an automatic conversion and as provided above with respect to a voluntary conversion, no payment or adjustment will be made upon the conversion of redeemable convertible preferred stock for accumulated and unpaid dividends or for dividends with respect to the common stock issued upon such conversion.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, subject to the rights of holders of any outstanding Senior Stock or Parity Stock, each holder of our redeemable convertible preferred stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including common stock), a liquidation preference in the amount of $100 per share of the redeemable convertible preferred stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the redeemable convertible preferred stock and all Parity Stock are not paid in full, the holders of the redeemable convertible preferred stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the redeemable convertible preferred stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the redeemable convertible preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the redeemable convertible preferred stock have no voting rights except as set forth below or as otherwise required by Delaware law.

If (i) the dividends on the redeemable convertible preferred stock or any other Parity Stock having similar voting rights are in arrears and unpaid for two or more years, (ii) we fail to redeem the shares of our redeemable convertible preferred stock “put” to us for redemption pursuant to the holders’ redemption option discussed above (see “- Mandatory Redemption”) or (iii) we fail to redeem the shares of our redeemable convertible preferred stock “put” to us for redemption in connection with a change of control as discussed below (see “- Redemption Upon a Change of Control”), the holders of the redeemable convertible preferred stock, voting as a single class with any such Parity Stock, will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the redeemable convertible preferred stock or any such Parity Stock has been paid in full or we have paid the redemption price payable with respect to the shares of our redeemable convertible preferred stock “put” to us for redemption pursuant to the mandatory redemption provision or change of control redemption provision, as the case may be.

The affirmative vote or consent of the holders of at least 66-2/3% of the then-outstanding redeemable convertible preferred stock is required to waive any of the covenants set forth below under “—Restrictive Covenants.”

In addition, the affirmative vote or consent of the holders of at least 66-2/3% of the then-outstanding redeemable convertible preferred stock is required for the authorization or issuance of any class or series of Senior Stock or Parity Stock (or any security convertible into Senior Stock or Parity Stock) and for amendments to our amended and restated certificate of incorporation that would affect adversely the rights of holders of the redeemable convertible preferred stock. However, the certificate of designations provides that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Junior Stock will not require the consent of the holders of the redeemable convertible preferred stock, and will be deemed not to adversely affect the rights of the holders of the redeemable convertible preferred stock. In addition, the certificate of designations provides that any amendment, alteration or repeal of any of the provisions of our amended and restated certificate of incorporation occurring in connection with any merger or consolidation of us of the type described in clause (a) of the definition of reorganization event (as defined below) or any statutory exchange of our securities with another person (other than in connection with a merger or acquisition) of the type described in clause (d) of the definition of reorganization event shall be deemed not to adversely affect the rights of the holders of our redeemable convertible preferred stock, provided that, subject to a holder’s right to convert its shares of our redeemable convertible preferred stock following the occurrence of a cash acquisition (as defined below), in the event that we do not survive the transaction, the shares of our redeemable convertible preferred stock will become shares of the successor person, having in respect of such successor person the same rights, preferences or voting powers of the holders of our redeemable convertible preferred stock immediately prior to the consummation of such merger, consolidation, or statutory exchange and shall be convertible into the kind and amount of net cash, securities and other property as determined in accordance with the provisions governing reorganization events as described below, provided further that following any such merger, consolidation or statutory exchange, such successor person shall succeed to and be substituted for us with respect to, and may exercise all of our rights and powers under, the redeemable convertible preferred stock.

In all cases in which the holders of redeemable convertible preferred stock shall be entitled to vote, each share of redeemable convertible preferred stock shall be entitled to one vote. Where the holders of our redeemable convertible preferred stock are entitled to vote as a class with holders of any class or series of Parity Stock, each class or series shall have the number of votes proportionate to the aggregate liquidation preference of its outstanding shares.

Upon written request to our corporate secretary by the holders of shares representing at least 25% of the voting power of the redeemable convertible preferred stock and any class or series of Parity Stock, considered as a single class, a special meeting of such stockholders shall be held on the earliest practicable date upon the giving of notice as is required for annual meetings of stockholders. Notwithstanding the foregoing, no such meeting shall be called during the 60-day period immediately preceding the date fixed for the next annual meeting of our stockholders, in which case the election of directors by the holders of shares of the redeemable convertible preferred stock and Parity Stock shall be held at such annual meeting of stockholders.

Fractional Shares

If permitted by the terms of our then-outstanding indebtedness, we will pay, in connection with the voluntary or automatic conversion of our redeemable convertible preferred stock, a cash payment, based on the closing sale price of our common stock on the trading day immediately preceding the date of conversion, in lieu of the delivery of a fractional share of our common stock to which a holder of our redeemable convertible preferred stock would otherwise be entitled; if we are not so permitted, we will “round up” any such fractional share of our common stock into a whole share of our common stock.

See “—Method of Payment of Dividends” above for a discussion of our treatment of fractional shares of our common stock and redeemable convertible preferred stock in connection with dividend payments on our redeemable convertible preferred stock made in shares of our common stock and/or redeemable convertible preferred stock.

Conversion Price Adjustment

The Conversion Price is subject to adjustment (in accordance with formulas to be set forth in the certificate of designations) upon the occurrence of certain events, including:

•	any payment of a dividend (or other distribution) payable in shares of our common stock on any class of our capital stock other than the redeemable convertible preferred stock;

•	any issuance of our common stock or securities convertible into or exchangeable for shares of common stock at less than $3.00 per share (other than shares issuable pursuant to stock options issued pursuant to our stock incentive plans or shares issuable pursuant to currently outstanding convertible or exchangeable securities or warrants), in which event the Conversion Price will be adjusted according to the following formula:

CP’	=	CP0 x ((S0 x P0) + (Si x Pi)) / Sn / P0

Where:

CP’	=	Conversion Price in effect after such issuance

CP0	=	Conversion Price in effect immediately before such issuance
S0	=	Number of shares of our common stock outstanding as of the date hereof
P0	=	$3.00
Si	=	Shares of our common stock issued for which the Conversion Price will be adjusted
Pi	=	Price at which our shares of our common stock are issued for which the Conversion Price will be adjusted
Sn	=	Number of shares of our common stock outstanding immediately following such transaction

Notwithstanding the foregoing, in no event will the Conversion Price be adjusted to less than $3.23 pursuant to this paragraph, subject to adjustment in accordance with the first, third and fourth bullet points under this “—Conversion Price Adjustment” caption;

•	any subdivision, combination or reclassification of our common stock;

•	any dividend or distribution to all holders of shares of common stock made pursuant to any shareholder rights plan, “poison pill” or similar arrangement and excluding dividends payable upon the redeemable convertible preferred stock;

•	any distribution by us consisting exclusively of cash to all holders of our common stock, in which event the Conversion Price will be adjusted by multiplying:

(1)	the Conversion Price by

(2)	a fraction, the numerator of which will be the Market Value (as defined below) of a share of our common stock minus the amount per share of such dividend, and the denominator of which will be the Market Value of a share of our common stock.

Notwithstanding the foregoing, in no event will the Conversion Price be adjusted to less than $3.23 pursuant to this paragraph, subject to adjustment in accordance with the first, third and fourth bullet points under this “—Conversion Price Adjustment” caption; or

•	a distribution to all holders of our common stock consisting of evidences of indebtedness, shares of capital stock other than common stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above), in which event the Conversion Price will be adjusted by multiplying:

(1)	the Conversion Price by

(2)	a fraction, the numerator of which will be the Market Value of a share of our common stock minus the fair market value (as determined in good faith by our board of directors, whose determination shall be conclusive) of the portion of the evidences of indebtedness, shares of capital stock or assets so distributed applicable to one share of our common stock, and the denominator of which will be the Market Value of a share of our common stock.

Notwithstanding the foregoing, in no event will the Conversion Price be adjusted to less than $3.23 pursuant to this paragraph, subject to adjustment in accordance with the first, third and fourth bullet points under this caption “—Conversion Price Adjustment.”

No adjustment of the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% in such Conversion Price; provided, however, that with respect to adjustments to be made to the Conversion Price in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to 1.0% more of the Conversion Price, no later than November 15 of each calendar year. We reserve the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. If we elect to make such a reduction in the Conversion Price, we will comply with the requirements of applicable federal and state securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with such a reduction in the Conversion Price.

The term “Market Value” means the average closing sale price of our common stock for a 10 consecutive trading day period on the American Stock Exchange (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock) ending immediately prior to the date of determination.

Following any reclassification, consolidation or merger of our company with or into another person or any merger of another person with or into us (with certain exceptions), or any sale or other disposition of all or substantially all of our assets (computed on a consolidated basis), a holder of a share of redeemable convertible preferred stock then outstanding will, upon conversion of such redeemable convertible preferred stock, be entitled to receive the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale or other disposition by a holder of the number of shares of common stock into which such redeemable convertible preferred stock was convertible immediately prior thereto, after giving effect to any adjustment event.

Adjustment of Conversion Rate Upon a Fundamental Change

We must give notice of each Fundamental Change (as defined below) to all record holders of our redeemable convertible preferred stock on a date (“the Fundamental Change Notice Date”) that is within 10 trading days after the effective date of the Fundamental Change (the “Effective Date”). If a holder converts its shares of the redeemable convertible preferred stock at any time beginning at the opening of business on the trading day immediately following the Effective Date and ending at the close of business on the 30th trading day immediately following the Effective Date, we will increase the conversion rate by a number of shares of our common stock as described below and correspondingly decrease the Conversion Price. The increase in the conversion rate will be expressed as a number of additional shares of our common stock per share of the redeemable convertible preferred stock and is based on the Effective Date and the price, referred to as the “Share Price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the Fundamental Change. If holders of shares of our common stock receive only cash in the Fundamental Change, the Share Price shall be the cash amount paid per share of our common stock. In all other cases, the Share Price will be the Market Value (as defined above) as of the Effective Date.

The following table sets forth the Share Price, Effective Date and the increase in the conversion rate, expressed as a number of additional shares of our common stock to be received for each share of our redeemable convertible preferred stock, upon a conversion in connection with a Fundamental Change.

	Additional Shares of Common Stock Effective Share Price
Effective Date	$3.00	$4.00	$5.00	$6.00	$7.00	$8.00	$9.00	$10.00	$11.00	$12.00
December 1, 2006	9.3782	7.0337	5.6269	4.6891	4.0192	3.5168	3.1261	2.8135	2.5577	2.3446
June 30, 2007	6.9538	5.2154	4.1723	3.4769	2.9802	2.6077	2.3179	2.0861	1.8965	1.7385
December 31, 2007	4.7542	3.5657	2.8525	2.3771	2.0375	1.7828	1.5847	1.4263	1.2966	1.1886
June 30, 2008	2.4378	1.8283	1.4627	1.2189	1.0448	0.9142	0.8126	0.7313	0.6648	0.6094
December 31, 2008	—	—	—	—	—	—	—	—	—	—

(1)	The Share Prices set forth in the above table will be adjusted as of any date on which the Conversion Price is adjusted. The adjusted Share Prices will equal the Share Prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price. In addition, the number of additional shares in the table will be subject to adjustment in a manner corresponding to the adjustments made to the Conversion Price.

The exact Share Price and Effective Date may not be set forth on the table, in which case:

•	if the Share Price is between two Share Prices in the table or the Effective Date is between two Effective Dates in the table, the number of additional shares of our common stock to be received for each share of redeemable convertible preferred stock will be determined by straight-line interpolation between the number of additional shares of our common stock to be received for each share of redeemable convertible preferred stock set forth for the higher and lower Share Prices and the two Effective Dates, as applicable, based on a 365-day year;

•	if the Share Price is in excess of $12.00 per share (subject to adjustment in the same manner as the Share Prices in the table above), no additional shares of our common stock will be issued upon conversion of the redeemable convertible preferred stock; and

•	if the Share Price is less than $3.00 per share (subject to adjustment in the same manner as the Share Prices in the table above), no additional shares of our common stock will be issued upon conversion of the redeemable convertible preferred stock.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion of the redeemable convertible preferred stock exceed 30.9598 shares of our common stock per $100 liquidation preference of the redeemable convertible preferred stock, subject to adjustment in the same manner as described above under “—Conversion Price Adjustment.”

Our obligation to increase the conversion rate by the additional shares of our common stock could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles relating to available remedies and applicable law.

A “Fundamental Change” will be deemed to have occurred upon the occurrence of any of the following:

•	we consolidate with, amalgamate or merge with or into, another person, or any person consolidates with, or amalgamates or merges with or into, us, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, our voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person in substantially the same proportion among themselves as such ownership immediately prior to such transaction;

•	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than pursuant to a transaction in which persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of such person or group;

•	the adoption of a plan the consummation of which would result in our liquidation or dissolution;

•	the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting shares; or

•	during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose appointment by such board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office.

However, a Fundamental Change will not be deemed to have occurred in the case of a merger, consolidation or amalgamation, if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger, consolidation or amalgamation consists of common stock of a company incorporated or organized under the laws of the United States or any political subdivision thereof, any full member state of the European Union, Canada, or any political subdivision thereof, Australia or Switzerland and traded on a national securities exchange or on an over-the-counter market in the United States (or which will be so traded or quoted when issued or exchanged in connection with such transaction). Any such transaction described in this paragraph is referred to herein as a “Qualifying Transaction.”

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Redemption Upon a Change of Control

In addition to the rights described above under “—Adjustment of Conversion Rate Upon a Fundamental Change,” if a change of control occurs (regardless of whether such change of control constitutes a “Fundamental Change”), each holder of the redeemable convertible preferred stock will have the right to require us to redeem, in cash from any source of funds legally available therefor and provided we are permitted to do so under the terms of our then-outstanding indebtedness, all or any of its shares of redeemable convertible preferred stock on the date that is 45 days after the date we give notice of a change of control (which we refer to herein as the “change of control purchase date”) at a cash price per share (which we refer to herein as the “redemption price”) equal to the sum of (1) the liquidation preference, plus (2) all accrued, cumulated and unpaid dividends on one share of redeemable convertible preferred stock, whether or not declared prior to that date, for the then-current dividend period to, but excluding, the change of control purchase date and all prior dividend periods (other than previously declared dividends on the redeemable convertible preferred stock payable to holders of record as of a prior date).

If a change of control occurs, we will pay the redemption price to the holders of the redeemable convertible preferred stock on the change of control purchase date announced by us in the change of control notice. Within 10 trading days after the occurrence of such change of control, we will give notice to all holders of redeemable convertible preferred stock, stating, among other things, (1) the occurrence of a change of control and their resulting redemption right, (2) the redemption price and the change of control purchase date and (3) instructions that a holder must follow to exercise its redemption right. If the change of control constitutes a Fundamental Change, the notice to holders of their redemption rights and the required notice of the Fundamental Change may be combined into a single notice.

In order to exercise the redemption right upon a change of control, a holder must deliver, prior to the change of control purchase date, a change of control redemption notice stating among other things:

•	if certificated shares of redeemable convertible preferred stock have been issued, the certificate numbers of the shares to be delivered for redemption; and

•	the number of shares of redeemable convertible preferred stock to be redeemed.

If the shares of redeemable convertible preferred stock are not in certificated form, a holder’s change of control redemption notice must comply with appropriate DTC procedures.

A holder may withdraw any change of control redemption notice by a written notice of withdrawal delivered to the transfer agent prior to the close of business on the business day prior to the change of control purchase date. The notice of withdrawal must state:

•	the number of shares that are being withdrawn;

•	if certificated shares have been issued, the certificate numbers of the withdrawn shares; and

•	the number of shares, if any, which remain subject to the change of control redemption notice.

Payment of the redemption price for shares of redeemable convertible preferred stock for which a change of control redemption notice has been delivered and not validly withdrawn is conditioned upon delivery of the shares, together with necessary endorsements, to the transfer agent at any time after delivery of the change of control redemption notice. Payment of the change of control redemption price for shares of redeemable convertible preferred stock will be made promptly following the later of the change of control purchase date or the time of delivery of such shares.

A “change of control” will be deemed to have occurred at such time after the Issue Date when any Fundamental Change has occurred, or when any event has occurred that would constitute a Fundamental Change but-for the fact that the triggering event is a Qualifying Transaction.

Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the change of control redemption option becomes available to holders of the redeemable convertible preferred stock. We will comply with this rule to the extent applicable at that time.

We will comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule or make any filings required under the Exchange Act in connection with any offer by us to redeem shares of the redeemable convertible preferred stock at the option of the holders upon a change of control. In some circumstances, this change of control redemption provision of the redeemable convertible preferred stock may make more difficult or discourage a takeover of us and thus the removal of incumbent management.

Restrictive Covenants

Capitalized terms used in the following discussion and not otherwise defined in the following discussion shall have the meaning ascribed to such terms under “- Definitions” or in the certificate of designations.

Incurrence of Indebtedness

For so long as any shares of the redeemable convertible preferred stock are outstanding, we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt); provided, however, that we may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

Notwithstanding the forgoing, so long as we are not in arrears for the payment of dividends, the foregoing restriction will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)	the incurrence of Indebtedness, the proceeds of which are used to refinance existing Indebtedness or to redeem in cash all of the outstanding shares of the redeemable convertible preferred stock;

(2)	the incurrence of certain intercompany Indebtedness between or among us and any of our Restricted Subsidiaries;

(3)	the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock, provided, in each such case, that the amount thereof is included in Fixed Charges as accrued;

(4)	any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by us or any Restricted Subsidiary in the ordinary course of business and any guaranties or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

(5)	any obligation under Interest Rate Agreements, Currency Agreements and Commodity Agreements; provided, that such Interest Rate Agreements, Currency Agreements and Commodity Agreements are related to business transactions entered into in the ordinary course of business and are entered into for bona fide hedging purposes (and not financing or speculative purposes) of us or our Restricted Subsidiaries (as determined in good faith by our Board of Directors or senior management);

(6)	any obligation arising from agreements of us or a Restricted Subsidiary providing for indemnification, guarantee, adjustment of purchase price, holdback, contingency payment obligation based on the performance of the disposed asset or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by us and our Restricted Subsidiaries in connection with such disposition;

(7)	any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(8)	Indebtedness of a Restricted Subsidiary incurred after the Issue Date and outstanding on the date on which such Subsidiary was acquired by us (other than Indebtedness incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by us) and excluding therefrom any of such Indebtedness that is extinguished, retired or repaid in connection with such acquisition; provided that on the date of such acquisition and after giving pro forma effect thereto, we would have been able to Incur at least $1.00 of additional Indebtedness under the restrictions set forth above;

(9)	Indebtedness outstanding on the Issue Date; and

(10)	Indebtedness permitted under the indenture, as supplemented, governing our senior secured notes due 2010.

Restricted Payments

For so long as any shares of the redeemable convertible preferred stock are outstanding, we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of our then-outstanding Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) and other than dividends on the redeemable convertible preferred stock or any Senior Stock;

(2)

purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us or a Restricted Subsidiary) any Equity Interests of us or any Restricted Subsidiary (other than any such Equity Interests owned by any of its Restricted Subsidiaries), except in exchange for our Equity Interests (other than Disqualified Stock) and except for redemptions of the redeemable convertible preferred stock or any Senior Stock;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Junior Stock held by persons other than us or a wholly-owned Restricted Subsidiary; or

(4)	make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	there are no arrearages on the payment of dividends on the redeemable convertible preferred stock;

(2)	we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth above; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2) and (3) of the next succeeding paragraph), is less than $5,000,000.

The preceding restrictions on Restricted Payments will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions set forth above or (ii) any dividend, payment, distribution, purchase, redemption, acquisition, retirement for value or defeasance permitted under the indenture, as supplemented, governing our senior secured notes due 2010.

Dividend and Other Payment Restrictions Affecting Subsidiaries

For so long as any shares of the redeemable convertible preferred stock are outstanding, we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to us or any of our Restricted Subsidiaries;

(2)	make loans or advances to us or any of our Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted to be incurred by the terms of the certificate of designations that will govern the redeemable convertible preferred stock;

(2)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(3)	certain other customary restrictions related to the operation of our business; and

(4)	the indenture, as supplemented, governing our senior secured notes due 2010.

Preemptive Rights

For so long as any shares of the redeemable convertible preferred stock are outstanding, holders of the redeemable convertible preferred stock will be entitled to participate in any of our future offerings of debt, equity or equity-linked securities in which the aggregate offering price is equal to or exceeds $15 million. Such participation will allocable on a pro rata basis among the holders of the redeemable convertible preferred stock according to their then-ownership of the redeemable convertible preferred stock; provided that a holder will not have the right to participate in such offerings for a purchase price in excess of the aggregate liquidation preference of such holder’s then-holdings of the redeemable convertible preferred stock. The preemptive rights are subject to certain exceptions, including with respect to issuances in connection with stock compensation plans and acquisitions.

SEC Reports

Whether or not we are required to file reports with the SEC, so long as any shares of the redeemable convertible preferred stock are outstanding, we will file with the SEC all such reports and other information as we would be required to file with the SEC pursuant to Section 13(a) or 15(d) under the Exchange Act. See “Where You Can Find More Information.” We will supply each holder of redeemable convertible preferred stock, upon request, without cost to such holder, copies of such reports and other information.

Book-Entry, Delivery and Form

We initially issued 370,000 shares of the redeemable convertible preferred stock in the form of global securities and 70,000 additional shares of the redeemable convertible preferred stock in uncertificated electronic form. The global securities have been deposited with, or on behalf of, DTC, which is acting as the initial depositary with respect to the redeemable convertible preferred stock (the “Depositary”), and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

Shares of redeemable convertible preferred stock that are issued as described below under “—Certificated Redeemable Convertible Preferred Stock” will be issued in definitive form. Upon the transfer of redeemable convertible preferred stock in definitive form, such redeemable convertible preferred stock will, unless the global securities have previously been exchanged for redeemable convertible preferred stock in definitive form, be exchanged for an interest in the global securities representing the liquidation preference of the redeemable convertible preferred stock being transferred.

The Depositary has advised us as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by the Depositary, upon the deposit of the global securities with, or on behalf of, the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the liquidation preference of the redeemable convertible preferred stock represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser of the redeemable convertible preferred stock. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as the Depositary, or its nominee, is the registered holder and owner of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the redeemable convertible preferred stock evidenced by the global certificates for all purposes of such redeemable convertible preferred stock and the certificate of designations. Except as set forth below as an owner of a beneficial interest in the global certificates, you will not be entitled to have the redeemable convertible preferred stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated redeemable convertible preferred stock in definitive form and will not be considered to be the owner or holder of any redeemable convertible preferred stock under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

All payments on redeemable convertible preferred stock represented by the global securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that the Depositary or its nominee, upon receipt of any payment on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the global securities as shown on the records of the Depositary or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any redeemable convertible preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Redeemable Convertible Preferred Stock

Subject to certain conditions, the redeemable convertible preferred stock represented by the global securities is exchangeable for certificated redeemable convertible preferred stock in definitive form and of like tenor as such redeemable convertible preferred stock if (1) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the global securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days or (2) we in our discretion at any time determine not to have all of the redeemable convertible preferred stock represented by the global securities. Any redeemable convertible preferred stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated redeemable convertible preferred stock issuable for such number of shares and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of the Depositary or its nominee.

Restrictions on Transfer

With respect to any shares of redeemable convertible preferred stock that are “restricted securities” on the date of conversion or on the date of a dividend paid in shares of our common stock or additional shares of our redeemable convertible preferred stock, the shares of common stock distributed upon conversion or shares of our common stock or redeemable convertible preferred stock issued as a dividend will be treated as “restricted securities,” will bear a legend to such effect and will not be transferable by the recipient thereof except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. All such shares will be issued in physical certificated form and will not be eligible for receipt in global form through the facilities of DTC. With respect to shares of redeemable convertible preferred stock that are no longer “restricted securities” on a conversion date or a dividend payment date, either as a result of a resale of the redeemable convertible preferred stock pursuant to a shelf registration statement or otherwise, all shares of common stock distributed upon conversion or shares of our common stock or redeemable convertible preferred stock paid as a dividend will be freely transferable without restriction under the Securities Act (other than by our affiliates), and such shares will be eligible for receipt in global form through the facilities of DTC.

Registration Rights

Pursuant to a registration rights agreement entered into on the Issue Date by us and the initial purchaser of the redeemable convertible preferred stock, for the benefit of the holders of the redeemable convertible preferred stock, the common stock issuable upon conversion of the redeemable convertible preferred stock and the common stock and additional shares of the redeemable convertible preferred stock issued in payment of dividends on the redeemable convertible preferred stock (collectively, the “Restricted Securities”), we agreed, at our cost:

(a)	within 60 days of the Issue Date, to file a registration statement (a “Shelf Registration Statement”) covering resales of the Restricted Securities pursuant to Rule 415 under the Securities Act;

(b)	within 150 days of the Issue Date, to use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

(c)	to use our reasonable best efforts to keep the Shelf Registration Statement effective until such time as the Restricted Securities are eligible to be sold under Rule 144(k) under the Securities Act or until all the Restricted Securities have been sold pursuant to such Shelf Registration Statement.

The registration statement of which this prospectus forms a part (and which constitutes the “Shelf Registration Statement” referred to above) satisfies the provisions of the registration rights agreement referred to in clauses (a) and (b) above.

If the Shelf Registration Statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of the Restricted Securities in accordance with and during the periods specified in the registration rights agreement, dividends will accumulate on the redeemable convertible preferred stock at a rate of 1% per annum above the dividend rate then in effect, subject to adjustment as set forth herein, from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured.

The preceding summary of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement, a copy which is available upon request to us at the address set forth under “Where You Can Find More Information.”

Definitions

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets, including, without limitation, by means of a sale and leaseback transaction, and:

(a)	any sale of a net profits or overriding royalty interest, in each case conveyed from or burdening proved developed or proved undeveloped reserves; and

(b)	any sale of hydrocarbons or other mineral products as a result of the creation of Dollar-Denominated Production Payments or Volumetric Production Payments (other than Dollar-Denominated Production Payments and Volumetric Production Payments created or sold in connection with the financing of, and within 30 days after, the acquisition of the properties subject thereto); and

(2)	the issuance of Equity Interests by any of our Restricted Subsidiaries or the sale of Equity Interests in any of our Restricted Subsidiaries,

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that together involves assets having a fair market value of less than $250,000;

(2)	a transfer of assets between or among us and our wholly-owned Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to us or to another Restricted Subsidiary;

(4)	a disposition of cash or cash equivalents in the ordinary course of business;

(5)	a Restricted Payment or Permitted Investment that is permitted under the provisions described under “—Restrictive Covenants—Restricted Payments”;

(6)	a sale of oil, gas or other hydrocarbons or other mineral products in the ordinary course of business of our and our Restricted Subsidiaries’ oil and gas production operations;

(7)	any abandonment, farm-in, farm-out, lease and sub-lease of developed and/or undeveloped properties made or entered into in the ordinary course of business, but excluding any disposition described in either clause (a) or (b) of the preceding paragraph;

(8)	the provision of services and equipment for the operation and development of our and our Restricted Subsidiaries’ oil and gas wells, in the ordinary course of our businesses, notwithstanding that such transactions may be recorded as asset sales in accordance with full cost accounting guidelines;

(9)	the creation or perfection of a Lien (but not the sale or other disposition of any asset subject to such Lien) in accordance with this Indenture;

(10)	disposition of surplus or obsolete equipment in the ordinary co1urse of business; and

(11)	the issuance of Foreign Required Minority Shares.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability of a Person in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Commodity Agreement” means any oil or natural gas hedging agreement and other agreement or arrangement designed to protect us or any of our Restricted Subsidiaries against fluctuations in oil or natural gas prices.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	Fixed Charges of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such amounts were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP; minus

(6)	to the extent included in determining Consolidated Net Income, the sum of

(a)	the amount of deferred revenues that are amortized during the period and are attributable to reserves that are subject to Volumetric Production Payments; and

(b)	amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion, amortization, impairment and other non-cash charges of, any of our Restricted Subsidiaries shall be added to Consolidated Net Income to compute our Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to us by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof;

(2)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles shall be excluded;

(4)	any write-downs or impairments of non-current assets shall be excluded;

(5)	any non-cash gains or losses or changes in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133) shall be excluded.

“Currency Agreements” means, at any time as to us and our Restricted Subsidiaries, any foreign currency exchange agreement, option or future contract or other similar agreement or arrangement designed to protect against or manage our or any of our Restricted Subsidiaries’ exposure to fluctuations in foreign currency exchange rates.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Mandatory Redemption Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenants set forth under “—Restrictive Covenants—Restricted Payments.”

“Dollar-Denominated Production Payments” mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Interests” mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings not constituting a permanent commitment reduction) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Interest Rate Agreements; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)	the product of:

(a)	all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Parent (other than Disqualified Stock) or to the Parent or a Restricted Subsidiary of the Parent, times

(b)	a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Required Minority Shares” means the minimum amount of Capital Stock of a foreign Restricted Subsidiary that is required by the applicable laws and regulations of such foreign jurisdiction to be owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such foreign Restricted Subsidiary to transact business in such foreign jurisdiction.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Currency Agreements, Interest Rate Agreements and Commodity Agreements.

“Indebtedness” means, with respect to any specified Person, without duplication,

(1)	all obligations of such Person, whether or not contingent, in respect of:

(a)	borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)	bankers’ acceptances;

(d)	Capital Lease Obligations; and

(e)	the balance deferred and unpaid of the purchase price of any property due more than six months after the date of acquisition thereof, except any such balance that constitutes a trade payable;

(2)	all net obligations in respect of Currency Agreements, Interest Rate Agreements and Commodity Agreements or Dollar Denominated Production Payments;

(3)	all liabilities of others of the kind described in the preceding clauses (1) or (2) that such Person has guaranteed or assumed or that are otherwise its legal responsibility (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment);

(4)	Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of

(a)	the full amount of such obligations so secured and

(b)	the fair market value of such asset;

(5)	Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)	Attributable Debt in respect of a sale and leaseback transaction; and

(7)	any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1) through (6) or this clause (7), whether or not between or among the same parties.

Subject to clause (3) of the preceding sentence, Volumetric Production Payments shall not be deemed to be Indebtedness.

“Interest Rate Agreements” means, with respect to us and our Restricted Subsidiaries, interest rate agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates, with respect to any Indebtedness that is permitted to be incurred under the covenants described under “—Restrictive Covenants.”

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Parent, the Parent shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Mandatory Redemption Date” means December 1, 2011.

“Net Income” means, with respect to any Person, the consolidated net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither we nor any of our Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender with respect to such Indebtedness; and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of usor any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Permitted Investments” means:

(1)	any Investment in us or in any of our wholly-owned Restricted Subsidiaries;

(2)	any Investment in cash and cash equivalents;

(3)	any Investment by us or any Restricted Subsidiary in a Person if as a result of such Investment:

(a)	such Person becomes our Restricted Subsidiary; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or our Restricted Subsidiary;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale;

(5)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent;

(6)	receivables created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as we deem reasonable under the circumstances;

(7)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(8)	Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(9)	Hedging Obligations, which transactions or obligations are incurred in compliance with the provisions under “—Restrictive Covenants”;

(10)	the entry into operating agreements, processing agreements, farm-out agreements, development agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, or other similar and customary agreements, transactions, properties, interests or arrangements made or entered into in the ordinary course of the oil and gas business, excluding, however, Investments in corporations;

(11)	Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course; and

(12)	Investments in Unrestricted Subsidiaries made with proceeds of certain equity offerings.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subsidiary thereof or any other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

“Subsidiary” of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more affiliates of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of us.

“Unrestricted Subsidiary” means Transmeridian Caspian Ltd., Emba-Trans LLP and any other of our Subsidiaries (other than Transmeridian Exploration Inc.) that is designated by our Board of Directors as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement of understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not our affiliates;

(3)	is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, except in each case to the extent that the full amount of any such commitment is treated as an Investment in compliance with the covenants described herein or a Permitted Investment;

(4)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of our business; and

(5)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of us or any of our Restricted Subsidiaries.

Our Board of Directors may designate any Restricted Subsidiary (other than the Transmeridian Exploration Inc.) to be an Unrestricted Subsidiary if that designation would not cause a breach of the covenants described herein. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the covenants described herein. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under covenants described herein, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period.

“Volumetric Production Payments” mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 205,000,000 shares of capital stock, including up to 200,000,000 shares of our common stock, with a par value of $0.0006 per share, and up to 5,000,000 shares of our preferred stock, with a par value of $0.0006 per share. As of December 31, 2006, we had (i) 101,245,877 shares of our common stock outstanding, (ii) 594.804 shares of our Series A cumulative convertible preferred stock outstanding and convertible into approximately 5,948,040 shares of our common stock (subject to the beneficial ownership cap described below) and (iii) 440,000 shares of our redeemable convertible preferred stock outstanding and convertible into approximately 9,777,778 shares of our common stock (based on an initial conversion price (subject to adjustment) of $4.50 per share). Also, as of December 31, 2006, we had options outstanding and exercisable for approximately 1,801,665 shares of our common stock at an average exercise price of $2.65 per share and warrants outstanding and exercisable for approximately 26,262,392 shares of our common stock at an average exercise price of $3.11 per share.

Our amended and restated certificate of incorporation authorizes our board of directors to cause preferred stock to be issued in one or more series without action by our stockholders. Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock and can determine the number of shares of each series, and the preferences, limitations and relative rights of each series. We may amend our amended and restated certificate of incorporation to increase or decrease the number of authorized shares of preferred stock in any manner permitted by our amended and restated certificate of incorporation and the General Corporation Law of the State of Delaware (the “DGCL”).

The following is a summary of the key terms and provisions of our capital stock. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, the certificates of designations governing our Series A cumulative convertible preferred stock and our redeemable convertible preferred stock, respectively (which each form a part of our amended and restated certificate of incorporation), our bylaws, the DGCL and the documents we have incorporated by reference. You should refer to the applicable provisions of these documents for a complete statement of the rights and terms of our capital stock. See “Where You Can Find More Information.” For a summary of the terms and provisions of our redeemable convertible preferred stock, see the section of this prospectus entitled “Description of Redeemable Convertible Preferred Stock.”

Section 203 of the DGCL

We are a Delaware corporation and are subject to Section 203 of the DGCL. Generally, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to that date, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation’s outstanding voting stock.

Limitation on Changes in Control

Certain of the provisions of our amended and restated certificate of incorporation and bylaws and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control or the removal of our existing management or deterring potential acquirors from making an offer to our stockholders. This could be the case even if a majority of our stockholders might benefit from such a change in control or offer. In addition, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including voting rights that would require the approval of a percentage of the preferred stockholders.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote per share. Subject to the voting rights, if any, of the holders of any other series of our preferred stock that may be outstanding from time to time pursuant to applicable law or the provisions of the certificate of designations governing that series, all voting rights are vested in the holders of shares of our common stock and the holders of shares of our Series A cumulative convertible preferred stock, who vote together as one class.

The affirmative vote of the holders of a majority of our total voting power present in person or represented by proxy decides any matter properly brought before a stockholders’ meeting duly organized for the transaction of business unless, by express provision of law, our amended and restated certificate of incorporation, the certificate of designations governing our Series A cumulative convertible preferred stock or our bylaws, a different percentage or vote is required, in which case such express provision shall govern. Our directors are elected annually by plurality vote. Accordingly, the holders of more than 50% of our total voting power can, if they choose to do so, elect all of our directors. There is no cumulative voting with respect to the election of our directors.

Dividends

Dividends may be paid to the holders of our common stock in cash, stock or otherwise when, as and if declared by our board of directors out of funds or assets legally available for their payment, subject to (1) the rights of holders of our Series A cumulative convertible preferred stock, as described below, to participate on a pro rata, as-converted basis in any dividends paid to the holders of our common stock, and (2) the rights, if any, of the holders of any other series of our preferred stock pursuant to applicable law or the provisions of the certificate of designations governing that series. In addition, the indenture governing our senior secured notes due 2010 restricts our ability to pay cash dividends on our common stock and our Series A cumulative convertible preferred stock.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally, in proportion to the number of shares of our common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our then-outstanding preferred stock have received their liquidation preferences (if any) in full, subject to the right of holders of our Series A cumulative convertible preferred stock to participate on a pro rata, as-converted basis in any distributions made to the holders of our common stock (see “–Series A Cumulative Convertible Preferred Stock–Rights Upon Liquidation”).

Miscellaneous

The issued and outstanding shares of our common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of common stock are not redeemable or convertible into shares of any other class of our capital stock. The Bank of New York is the transfer agent and registrar for our common stock.

Series A Cumulative Convertible Preferred Stock

Dividends

Each holder of our Series A cumulative convertible preferred stock is entitled to participate in any dividend paid on our common stock on a pari passu basis with the holders of our common stock, with the amount of such dividend to be distributed to each holder of our Series A cumulative convertible preferred stock computed on the basis of the number of shares of our common stock which would then be held by such holder if, immediately prior to the declaration of the dividend, all shares of the Series A cumulative convertible preferred stock held by such holder had been converted into shares of our common stock at the then-current conversion value (see below). The indenture governing our senior secured notes due 2010 restricts our ability to pay cash dividends on our Series A cumulative convertible preferred stock and our common stock.

Conversion Rights

Subject to the beneficial ownership cap described below, each share of our Series A cumulative convertible preferred stock is convertible at any time, at the holder’s option, into such number of shares of our common stock as is determined by dividing the sum of the liquidation preference of the share ($14,000) plus any accrued and unpaid dividends thereon by the conversion value of our Series A cumulative convertible preferred stock then in effect. The conversion value of our Series A cumulative convertible preferred stock is, as of the date of this prospectus, $1.40 per share and is subject to adjustment under the circumstances described in the certificate of designations governing our Series A cumulative convertible preferred stock.

As of December 31, 2006, the 594.804 outstanding shares of our Series A cumulative convertible preferred stock were convertible into approximately 5,948,040 shares of our common stock (subject to the beneficial ownership cap described below).

Beneficial Ownership Cap

The certificate of designations governing our Series A cumulative convertible preferred stock limits the number of shares of our common stock that may be acquired by any holder of our Series A cumulative convertible preferred stock upon the conversion of its shares of our Series A cumulative convertible preferred stock and limits the number of shares of our Series A cumulative convertible preferred stock that is entitled to voting rights to the extent necessary to ensure that, following such conversion or deemed conversion for voting purposes, the aggregate number of shares of our common stock then beneficially owned by such holder and its affiliates does not exceed 4.999% of our total then-issued and outstanding shares of common stock. Under the certificate of designations governing our Series A cumulative convertible preferred stock, however, each holder of our Series A cumulative convertible preferred stock can elect, via 61 days prior written notice to us, not to be subject to this beneficial ownership cap.

As of December 31, 2006, this beneficial ownership cap effectively prevented the holder of the 594.804 outstanding shares of our Series A cumulative convertible preferred stock from converting, or exercising voting rights with respect to, any of their shares of our Series A cumulative convertible preferred stock. As of January 10, 2007, we had not received notice from the holder of our Series A cumulative convertible preferred stock of its election to not be subject to this beneficial ownership cap.

Automatic Conversion

Effective as of July 19, 2006, 229.881 shares of our Series A cumulative convertible preferred stock were converted into 2,298,810 shares of our common stock pursuant to the automatic conversion provisions of the certificate of designations governing our Series A cumulative convertible preferred stock. As of the effective date of the automatic conversion, the rights to accrue dividends on the Series A cumulative convertible preferred stock, receive the liquidation preference, approve certain actions and participate in certain security issuances conducted by us and all other preferential rights granted to holders of the Series A cumulative convertible preferred stock (including certain redemption rights) ceased immediately with respect to all then-outstanding shares of our Series A cumulative convertible preferred stock, including the 1,189.286 shares of our Series A cumulative convertible preferred stock not automatically converted into shares of our common stock on the effective date on account of the application of the beneficial ownership cap described above.

Effective October 31, 2006, 594.482 of the then-remaining 1,189.286 shares of our Series A cumulative convertible preferred stock were automatically converted into shares of our common stock as a result of the sale of the then-remaining shares of our Series A cumulative convertible preferred stock.

With respect to the shares of our Series A cumulative convertible preferred stock not automatically converted into shares of our common stock on account of the application of the beneficial ownership cap, such shares will be automatically converted into shares of our common stock effective as of the date that the beneficial ownership cap would not prohibit such conversion (including if the holders of such shares elect to not be subject to the beneficial ownership cap, as described above).

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding up, after the payment of all of our then-outstanding debts and obligations, the holders of our common stock will entitled to receive a pro rata portion of any remaining assets based on the number of shares of our common stock then held by them; provided, however, that each holder of our Series A cumulative convertible preferred stock will also be entitled to participate on a pro rata basis in any such distribution to the holders of our common stock, with the amount distributable to each holder of our Series A cumulative convertible preferred stock computed on the basis of the number of shares of our common stock which would then be held by such holder if, immediately prior to our liquidation, dissolution or winding up, all shares of the Series A cumulative convertible preferred stock held by such holder had been converted into shares of our common stock at the then-current conversion value.

Voting Rights

The holders of our Series A cumulative convertible preferred stock have full voting rights (subject to the beneficial ownership cap described above) equal to the voting rights of the holders of our common stock and are entitled to vote with respect to any question upon which the holders of our common stock have the right to vote, including the election of directors. The holders of our Series A cumulative convertible preferred stock vote, on an as-converted basis, together with the holders of our common stock as one class. Each holder of our Series A cumulative convertible preferred stock is entitled to a number of votes (subject to the beneficial ownership cap described above) equal to the number of shares of our common stock into which such holder’s shares of the Series A cumulative convertible preferred stock could be converted on the record date for the taking of such stockholder vote.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

To ensure compliance with Treasury Department Circular 230, prospective investors in our redeemable convertible preferred stock or common stock are hereby notified that (1) any discussion of U.S. federal income tax issues in this prospectus or any other document referred to herein is not intended or written to be used, and cannot be used, by prospective investors for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code of 1986, as amended (the “Code”), (2) such discussions are for use in connection with the promotion or marketing of the transactions or matters addressed herein, and (3) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

The following is a summary of certain U.S. federal income tax, and in the case of non-U.S. holders (as defined below), estate tax, consequences relevant to the purchase, ownership, and disposition of shares of our redeemable convertible preferred stock, shares of our common stock received upon the conversion of our redeemable convertible preferred stock and shares of our redeemable convertible preferred stock and common stock received (in lieu of cash) as a dividend on our redeemable convertible preferred stock. The following summary is based upon current provisions of the Code, Treasury Regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase shares of our redeemable convertible preferred stock or common stock, nor to any tax consequences under the laws of any state, local or foreign jurisdiction. This summary also does not address tax consequences that may be applicable to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, U.S. expatriates and former long-term U.S. residents, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold our redeemable convertible preferred stock or common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. The summary is limited to taxpayers who will hold our redeemable convertible preferred stock and our common stock as “capital assets” (generally, held for investment). Each potential investor should consult with its own tax adviser as to the federal, state, local, foreign and any other tax consequences with respect to the purchase, ownership, conversion, and disposition of our redeemable convertible preferred stock and common stock.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our redeemable convertible preferred stock or common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering the purchase of our redeemable convertible preferred stock or common stock, you should consult your tax adviser.

Consequences to U.S. Holders of Redeemable Convertible Preferred Stock or Common Stock

The discussion in this section is addressed to a holder of our redeemable convertible preferred stock or common stock that is a U.S. holder for federal income tax purposes. You are a U.S. holder for U.S. federal income tax purposes if you are a beneficial owner of redeemable convertible preferred stock or common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof (including the District of Columbia),

•	an estate whose income is subject to U.S. federal income tax regardless of its source or

•	a trust if (x) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Dividends. Distributions with respect to our redeemable convertible preferred stock and our common stock will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our redeemable convertible preferred stock or common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such redeemable convertible preferred stock or common stock, as the case may be, and thereafter as capital gain (and such amount of the distribution will not be eligible for the dividends received deduction).

If we make a distribution on our redeemable convertible preferred stock in the form of additional shares of our redeemable convertible preferred stock or shares of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of the distribution will equal the fair market value of the additional redeemable convertible preferred stock or common stock distributed. A holder’s tax basis in such common stock will equal the fair market value of such additional redeemable convertible preferred stock or common stock on the distribution date, and such holder’s holding period for such additional redeemable convertible preferred stock or common stock will begin on the day following the distribution date.

In certain circumstances, investors may receive a dividend on our redeemable convertible preferred stock that constitutes an “extraordinary dividend” (as defined in Section 1059 of the Code). Investors that are U.S. corporations that receive an “extraordinary dividend” paid in respect of our redeemable convertible preferred stock are required to (i) reduce their stock basis in our redeemable convertible preferred stock (but not below zero) by the portion of such a dividend that is not taxed because of the dividends received deduction and (ii) to the extent that the non-taxed portion of such dividend exceeds such U.S. corporation’s basis in its shares, treat the non-taxed portion of such dividend as gain from the sale or exchange of our redeemable convertible preferred stock for the taxable year in which such dividend is received. Non-corporate U.S. holders who receive an “extraordinary dividend” would be required to treat any losses on the sale of redeemable convertible preferred stock as long-term capital losses to the extent of dividends received by them that qualify for the 15% tax rate (see below).

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividends received by non-corporate holders prior to January 1, 2011 in respect of our redeemable convertible preferred stock and common stock generally are subject to taxation at a maximum rate of 15%. Subject to similar exceptions for short-term and hedged positions, distributions on our redeemable convertible preferred stock and common stock constituting dividend income paid to holders that are U.S. corporations will qualify for the dividends received deduction. A U.S. holder should consult its own tax adviser regarding the availability of the reduced dividend tax rate and the dividends received deduction in the light of its particular circumstances.

Sale or Other Disposition. A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption or other disposition of our redeemable convertible preferred stock or our common stock equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition (including, in the case of an optional redemption, additional cash payments measured by reference to dividends – see “Description of Redeemable Convertible Preferred Stock – Optional Redemption”) and the holder’s adjusted tax basis in the shares sold, exchanged, redeemed, or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% rate. The deductibility of capital losses is subject to limitations. If, in the case of redemption, the redemption does not result in a meaningful reduction in your interest in our capital stock (taking into account the attribution rules of Section 318 of the Code), the redemption may be treated as a dividend.

Conversion of Redeemable Convertible Preferred Stock into Common Stock. As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of our redeemable convertible preferred stock. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the redeemable convertible preferred stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which the converted redeemable convertible preferred stock was held prior to conversion. Common stock received upon conversion that is attributable to increases in the liquidation preference of the redeemable convertible preferred stock resulting from our failure to pay a dividend on a dividend payment date will be treated as a dividend to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes, up to the amount of such accrued but unpaid dividends, to the extent such amounts have not previously been treated as dividends. Any such common stock will have a basis equal to its fair market value on the date of receipt and the holding period for such common stock will commence on the date of receipt.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share.

In the event a U.S. holder’s redeemable convertible preferred stock is converted pursuant to certain other transactions, including our consolidation or merger into another person (see “Description of Redeemable Convertible Preferred Stock — Conversion Price Adjustment”), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. Each U.S. holder should consult its tax adviser to determine the specific tax treatment of a conversion under such circumstances.

Adjustment of Conversion Price. The Conversion Price of the redeemable convertible preferred stock is subject to adjustment under certain circumstances, including pursuant to the reset provision of the redeemable convertible preferred stock and upon a Fundamental Change (see “Description of Redeemable Convertible Preferred Stock – Reset Provision” and “Description of Redeemable Convertible Preferred Stock – Adjustment of Conversion Rate Upon a Fundamental Change”). Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. holder of our redeemable convertible preferred stock as having received a constructive distribution includable in such U.S. holder’s income in the manner described under “— Dividends,” above, if and to the extent that certain adjustments in the Conversion Price increase the proportionate interest of a U.S. holder in our earnings and profits. In addition, a failure to make an adjustment to the Conversion Price of our redeemable convertible preferred stock could potentially give rise to constructive distributions to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the Conversion Price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the redeemable convertible preferred stock, however, will generally not be considered to result in a constructive distribution. Any such constructive distributions may not be eligible for either the reduced rates of tax applicable to qualified dividend income or the dividends received deduction available to corporations.

Information Reporting and Backup Withholding on U.S. Holders. Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on our redeemable convertible preferred stock or common stock and to certain payments of proceeds on the sale of our redeemable convertible preferred stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a holder who is required to furnish information but does not do so in the proper manner.

Holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Consequences to non-U.S. Holders of Redeemable Convertible Preferred Stock or Common Stock

The discussion in this section is addressed to holders of our redeemable convertible preferred stock and common stock that are non-U.S. holders. You are a non-U.S. holder if you are a beneficial owner of redeemable convertible preferred stock or common stock that is not a U.S. holder.

Dividends. Generally, dividends (including any constructive distributions resulting from adjustments to the Conversion Price or failures to make such adjustments (see “— Consequences to U.S. Holders of Redeemable Convertible Preferred Stock or Common Stock — Adjustment of Conversion Price” above)) paid to a non-U.S. holder by a U.S. corporation are subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty, unless the dividends are (i) effectively connected with a trade or business carried on by the non-U.S. holder within the United States and (ii) if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder. Dividends effectively connected with such trade or business, and, if a treaty applies, attributable to such permanent establishment, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. The withholding requirements on dividends paid by a U.S corporation to non-U.S. holders are modified if at least 80% of the corporation’s gross income from all sources is attributable to the corporation’s active conduct of a trade or business in a foreign country. In that case, withholding only applies to the portion of the dividend equal to the percentage of the corporation’s gross income that is derived from U.S. sources. We expect that less than 5% of our gross income will be from U.S. sources. A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments. If we make a distribution on our redeemable convertible preferred stock in the form of additional redeemable convertible preferred stock or common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of the distribution will be equal to the fair market value of the additional redeemable convertible preferred stock or common stock on the distribution date.

If any non-cash distributions (such as distributions of redeemable convertible preferred stock or common stock) are subject to U.S. withholding tax, we may retain a portion of the stock or other property otherwise distributable to you to satisfy such withholding tax obligations, or we may satisfy such withholding tax obligations by withholding from any cash payments made to you with respect to our redeemable convertible preferred stock or common stock.

Sale or Other Disposition. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on income or gain realized on the sale or exchange of our redeemable convertible preferred stock or our common stock (not including any amounts attributable to declared and unpaid dividends, which will be taxable to a non-U.S. holder of record as described above under “Consequences to non-U.S. Holders of Redeemable Convertible Preferred Stock or Common Stock—Dividends”) unless:

•	the gain is effectively connected with a U.S. trade or business of the holder (and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•	in the case of a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; or

•	we are, or have been within the five years preceding the holder’s disposition of the redeemable convertible preferred stock or common stock, a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes; we do not believe that we currently are a USRPHC or that we will become a USRPHC in the future.

Conversion into Common Stock. Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of common stock upon the conversion of our redeemable convertible preferred stock.

Federal Estate Tax. Our redeemable convertible preferred stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding on Non-U.S. Holders. Payment of dividends (including constructive dividends), and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply to the payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form), or otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of our redeemable convertible preferred stock or common stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN, or otherwise establishes an exemption. Subject to certain exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of our redeemable convertible preferred stock or common stock if such sale is effected through a foreign office of a broker.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

PLAN OF DISTRIBUTION

This prospectus relates to resales and/or other dispositions of up to 440,000 shares of our redeemable convertible preferred stock and the shares of our common stock issuable upon conversion of the redeemable convertible preferred stock by the selling securityholders. Selling securityholders may offer and sell or otherwise dispose of, from time to time, the shares of our redeemable convertible preferred stock and common stock covered by this prospectus. We refer to the shares of our redeemable convertible preferred stock and common stock in this section as “the securities.” The term “selling securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner, price and size of each sale or other disposition. Sales and other dispositions may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling securityholders may sell or otherwise dispose of their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	crosses, which are transactions in which the same broker acts as an agent on both sides of the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	in privately negotiated transactions; and

•	in options transactions.

The shares of our redeemable convertible preferred stock registered hereby are currently eligible for trading in The PortalSM Market. The shares of our common stock registered hereby are listed, and may be traded, on the American Stock Exchange under the symbol “TMY.” In addition, the selling securityholders may sell any securities that qualify for sale pursuant to Rule 144 under the Securities Act rather than pursuant to this prospectus.

To the extent required, we may amend or supplement this prospectus or file a post-effective amendment to the registration statement of which this prospectus forms a part to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with selling securityholders.

The selling securityholders may also:

•	sell the securities short and redeliver the securities to close out their short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect the transaction; and

•	pledge or otherwise grant a security interest in shares of our common stock to a broker-dealer or other financial institution in connection with certain financing or borrowing arrangements entered into from time to time and, upon a default and foreclosure pursuant to such an arrangement, the broker-dealer or other financial institution may effect sales of the pledged securities as a selling securityholder pursuant to this prospectus, as supplemented or amended to reflect the transaction.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders, and these discounts, concessions or commissions may be in excess of those that are customary for the types of transactions involved.

To our knowledge, there are currently no definitive plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale or other disposition of the securities.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealer who execute a sale for any such selling securityholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sale. Moreover, any profits realized by such selling securityholder and the compensation of such broker-dealer may be treated as underwriting discounts and commissions. If a selling securityholder is deemed to be an underwriter, the selling securityholder may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for paying any underwriting discounts or commissions or agent’s commissions.

In order to comply with the securities laws of certain states, the securities must be sold or otherwise disposed of in those states only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold or otherwise disposed of unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales or other dispositions of any of the securities by the selling securityholders and other participating persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed for particular periods prior to the commencement of the distribution. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange pursuant to Rule 153 under the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale or other disposition of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. The prospectus supplement and, if required, a post-effective amendment to the registration statement of which this prospectus forms a part will be filed with the SEC to reflect this information and any additional information required with respect to the offering.

We and the selling securityholders have each agreed to indemnify the other against certain liabilities, including liabilities under the Securities Act or the Exchange Act arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement of which this prospectus is a part, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Nicolas J. Evanoff, our Vice President, General Counsel and Secretary. Mr. Evanoff presently holds shares (including restricted shares) of our common stock as well as options to purchase shares of our common stock.

INDEPENDENT AUDITORS

The consolidated financial statements of Transmeridian Exploration Incorporated as of and for the year ended December 31, 2005, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, an independent registered public accounting firm, as stated in their report therein, which is incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Transmeridian Exploration Incorporated as of December 31, 2004 and for the years ended December 31, 2004 and 2003, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, have been audited by John A. Braden & Company, P.C., an independent registered public accounting firm, as stated in their report therein, which is incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RESERVE ENGINEERS

The information incorporated in this prospectus by reference regarding the quantities of our reserves of oil and gas and the related future cash flows is based on estimates of our reserves and the related future cash flows prepared by Ryder Scott Company, independent reserve engineers, in reliance upon their authority as experts in reserve determination.

440,000 shares of 15% Senior Redeemable Convertible Preferred Stock

(Liquidation Preference $100 per Share)

Shares Of Common Stock Issuable Upon Conversion of the Preferred Stock

PROSPECTUS

                    , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us. The table does not include any underwriting discounts and commissions and expenses that may be incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses that may be incurred by the selling securityholders in disposing of the securities. All amounts shown are estimates except the Securities and Exchange Commission filing fee.

Securities and Exchange Commission filing fee	$4,708
Legal fees and expenses	10,000
Printing, postage and miscellaneous	2,000

Total	$16,708

Item 15.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the indemnification provided by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section (a) of Article Seventh of our amended and restated certificate of incorporation states that:

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCLD or (iv) for any transaction from which the director derived a personal benefit. If the GCLD hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended GCLD. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Section (b) of Article Seventh of our amended and restated certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by Delaware law. Article X of our bylaws provide that we may, and in certain circumstances shall, indemnify our employees and agents pursuant to Section 145 of the DGCL. Article X of our bylaws also provides that we shall pay the expenses incurred by a director, officer, employee or agent in defending a proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us.

We have entered into indemnity agreements with each member of our board of directors, each of our executive officers and certain of our other officers. A form of this indemnity agreement is filed as Exhibit 10.1 to this registration statement and is incorporated herein by reference.

Item 16.	Exhibits.

Exhibit	Description
4.1	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1(b) to the Company’s Registration Statement on Form SB-2 filed with the Commission as of March 15, 2001 and incorporated by reference herein)

4.2	Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Commission as of March 15, 2001 and incorporated by reference herein)

4.3

Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 12, 2004 and filed with the Commission on November 15, 2004 and incorporated by reference herein)

4.4

Certificate of Designations with respect to the 15% Senior Redeemable Convertible Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated December 4, 2006 and incorporated by reference herein)

4.5	Indenture, dated as of December 12, 2005, by and among the Company, Transmeridian Exploration Inc., TMEI Operating, Inc., Transmeridian (Kazakhstan) Incorporated and The Bank of New York, as Trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated December 16, 2005 and incorporated by reference herein)

4.6	First Supplemental Indenture, dated as of December 22, 2005, by and among the Company, Transmeridian Exploration Inc., TMEI Operating, Inc., Transmeridian (Kazakhstan) Incorporated, JSC Caspi Neft TME, Bramex Management, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-3 dated March 13, 2006 and incorporated by reference herein)

4.7	Second Supplemental Indenture, dated as of May 24, 2006, by and among the Company, Transmeridian Exploration Inc., TMEI Operating, Inc., Transmeridian (Kazakhstan) Incorporated, JSC Caspi Neft TME, Bramex Management, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.6 to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-3 dated May 30, 2006 and incorporated by reference herein)

4.8

Registration Rights Agreement, dated as of December 1, 2006, by and between the Company and Jefferies & Company, Inc. (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated December 4, 2006 and incorporated by reference herein)

4.9†	Common Stock Purchase Warrant, dated as of December 1, 2006, granted by the Company in favor of Jefferies & Company, Inc.

4.10†	Investor Rights Agreement, dated as of December 1, 2006, by and between the Company and Jefferies & Company, Inc.

4.11	Specimen Common Stock Certificate (filed as Exhibit 5 to the Company’s Registration Statement on Form 8-A filed with the Commission on March 15, 2005 and incorporated by reference herein)

5.1†	Opinion of Nicolas J. Evanoff, Esq. with respect to legality of the securities

10.1†	Form of Indemnity Agreement

12.1†	Calculation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

23.1	Consent of Nicolas J. Evanoff, Esq. (included as part of Exhibit 5.1)

23.2†	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP

23.3†	Consent of John A. Braden & Company, P.C.

23.4†	Consent of Ryder Scott Company (independent reserve engineers)

24.1	Powers of Attorney of Directors and Officers of the registrant (included on signature page hereto)

99.1†	Form of Selling Stockholder Questionnaire

†	Filed herewith.

Item 17.	Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 10, 2007.

TRANSMERIDIAN EXPLORATION INCORPORATED

By:	/s/ Earl W. McNiel
Earl W. McNiel
Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Lorrie T. Olivier, Earl W. McNiel, and Nicolas J. Evanoff, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments, to this registration statement with the Securities and Exchange Commission granting to said attorney-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lorrie T. Olivier Lorrie T. Olivier	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 10, 2007

/s/ Earl W. McNiel Earl W. McNiel	Vice President and Chief Financial Officer (Principal Financial Officer)	January 10, 2007

S-1

Signature	Title	Date

/s/ Edward G. Brantley Edward G. Brantley	Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 10, 2007

/s/ Marvin R. Carter Marvin R. Carter	Director	January 10, 2007

/s/ James H. Dorman James H. Dorman	Director	January 10, 2007

/s/ George E. Reese George E. Reese	Director	January 10, 2007

Dr. Fernando J. Zúñiga y Rivero	Director

Alfred L. Shacklett Jr.	Director

/s/ J. Frank Haasbeek J. Frank Haasbeek	Director	January 10, 2007

S-2

EXHIBIT INDEX

Exhibit	Description
4.1	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1(b) to the Company’s Registration Statement on Form SB-2 filed with the Commission as of March 15, 2001 and incorporated by reference herein)

4.2	Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Commission as of March 15, 2001 and incorporated by reference herein)

4.3	Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 12, 2004 and filed with the Commission on November 15, 2004 and incorporated by reference herein)

4.4	Certificate of Designations with respect to the 15% Senior Redeemable Convertible Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated December 4, 2006 and incorporated by reference herein)

4.5	Indenture, dated as of December 12, 2005, by and among the Company, Transmeridian Exploration Inc., TMEI Operating, Inc., Transmeridian (Kazakhstan) Incorporated and The Bank of New York, as Trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated December 16, 2005 and incorporated by reference herein)

4.6	First Supplemental Indenture, dated as of December 22, 2005, by and among the Company, Transmeridian Exploration Inc., TMEI Operating, Inc., Transmeridian (Kazakhstan) Incorporated, JSC Caspi Neft TME, Bramex Management, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-3 dated March 13, 2006 and incorporated by reference herein)

4.7	Second Supplemental Indenture, dated as of May 24, 2006, by and among the Company, Transmeridian Exploration Inc., TMEI Operating, Inc., Transmeridian (Kazakhstan) Incorporated, JSC Caspi Neft TME, Bramex Management, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.6 to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-3 dated May 30, 2006 and incorporated by reference herein)

4.8	Registration Rights Agreement, dated as of December 1, 2006, by and between Transmeridian Exploration Incorporated and Jefferies & Company, Inc. (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated December 4, 2006 and incorporated by reference herein)

4.9†	Common Stock Purchase Warrant, dated as of December 1, 2006, granted by Transmeridian Exploration Incorporated in favor of Jefferies & Company, Inc.

4.10†	Investor Rights Agreement, dated as of December 1, 2006, by and between Transmeridian Exploration Incorporated and Jefferies & Company, Inc.

4.11	Specimen Common Stock Certificate (filed as Exhibit 5 to the Company’s Registration Statement on Form 8-A filed with the Commission on March 15, 2005 and incorporated by reference herein)

5.1†	Opinion of Nicolas J. Evanoff, Esq. with respect to legality of the securities

10.1†	Form of Indemnity Agreement

12.1†	Calculation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

23.1	Consent of Nicolas J. Evanoff, Esq. (included as part of Exhibit 5.1)

E-1

23.2†	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP

23.3†	Consent of John A. Braden & Company, P.C.

23.4†	Consent of Ryder Scott Company (independent reserve engineers)

24.1	Powers of Attorney of Directors and Officers of the registrant (included on signature page hereto)

99.1†	Form of Selling Stockholder Questionnaire

†	Filed herewith.

E-2